As filed with the Securities and Exchange Commission on February 12, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IMPACT BIOMEDICAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	8731	85-3926944
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 Canal View Boulevard, Suite 104

Rochester, New York 14623

+1-585-325-3610

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Heng Fai Ambrose Chan

Chief Executive Officer

Impact BioMedical, Inc.

200 Canal View Boulevard, Suite 104

Rochester, New York 14623

+1-585-325-3610

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Darrin M. Ocasio

Barrett S. DiPaolo

Sichenzia Ross Ference LLP

1185 Avenue of the Americas

New York, NY 10036

Telephone: +1-212-930-9700

As soon as practicable after the effective date of this registration statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $0.001 per share	123,651,388	Not applicable	37,780.06	$4.12

(1)

The securities will be distributed by Document Security Systems, Inc., a New York corporation, referred to as DSS, as a dividend in kind to the holders of DSS common stock at a 4:1 distribution ratio for no consideration from such stockholders. The amount of shares registered is based on the assumption that there will be 25,759,135 shares of common stock outstanding of Document Security Systems, Inc., a New York corporation, referred to as DSS, as of the close of business on the Record Date (as defined herein), not including the Affiliate Shares (as defined herein) (represents approximately 120% of the shares as of the Record Date). Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock, as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended, based on one-third of the par value of Registrant’s common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED ____, 2021

IMPACT BIOMEDICAL, INC.

123,651,388 shares of Common Stock

(par value $0.001 per share)

This Prospectus is being furnished to you as a stockholder of Document Security Systems, Inc., a New York corporation, referred to as DSS, in connection with the planned distribution to its stockholders of shares of common stock, par value $0.001 per share (the “Common Stock” ) of Impact BioMedical, Inc. (the “Company,” “Impact,” “we,” “our” or “us” as applicable) beneficially held by DSS (the “Distribution”).

DSS’s long-term plans for the Company include taking it public through an initial public offering. In concert with this public offering, DSS plans to distribute an aggregate of approximately _________ shares of our Common Stock (the “Impact Shares”) beneficially held by it in a distribution to holders of common stock, par value $0.02 per share, of DSS (“DSS Common Stock”) as of ___________(the “Record Date”), except DSS will not distribute any Impact Shares to the Chairman of the Board of DSS, Mr. Chan Heng Fai Ambrose, or any of his affiliates that hold shares of DSS Common Stock. As of the Record Date, Mr. Chan, individually and through affiliates, beneficially held ___________ shares of DSS Common Stock (the “Affiliate Shares”). Except for the Affiliate Shares, each share of DSS Common Stock outstanding as of 5:00 p.m., New York City time, held on a Record Date, will entitle the holder thereof to receive four (4) Impact Shares.

Immediately prior to the Distribution, DSS will beneficially hold 100%, or ______, of the issued and outstanding shares of our Common Stock. The Distribution will be effective as of 5:00 p.m., New York City time, on               (“Distribution Date”), after which DSS will beneficially hold approximately__, or _____%, of the issued and outstanding shares of our Common Stock.

The Distribution will not occur until this Registration Statement becomes effective under the Securities Act of 1933, as amended (the “Securities Act”). The Distribution will be made in book-entry form by a distribution agent.

All of our outstanding shares of Common Stock are currently beneficially owned by DSS. Accordingly, there currently is no public trading market for our Common Stock. Our Common Stock is currently not listed for trading on any stock exchange or market. The Impact Shares may be illiquid as we cannot predict whether any trading market will develop. We currently plan to apply for listing of our Common Stock on the over the counter bulletin board upon the effectiveness of the registration statement, of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize. If no market is ever developed for our shares, it will be difficult for shareholders to sell their stock.

DSS stockholders are not required to vote on or take any other action in connection with the Distribution. We are not asking you for a proxy, and we request that you do not send us a proxy. DSS stockholders will not be required to pay any consideration for the Impact Shares that they receive in the Distribution, and they will not be required to surrender or exchange their shares of DSS Common Stock or take any other action in connection with the Distribution.

In reviewing this Prospectus, you should carefully consider the matters described in the section titled “Risk Factors” beginning on page 8 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is not an offer to sell, or a solicitation of an offer to buy, any securities.

The date of this Prospectus is                        , 2021.

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QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

The following questions and answers briefly address some commonly asked questions about the Distribution. They may not include all the information that is important to you. We encourage you to read carefully this entire Prospectus and the other documents to which we have referred you. We have included references in certain parts of this section to direct you to a more detailed discussion of each topic presented in this section.

Q:	What is the Distribution?

A:	The Distribution is a method by which we will begin to separate from DSS. DSS currently beneficially owns through its wholly owned subsidiary, DSS BioHealth Security, Inc. (“DSS BioHealth”), __________ shares of our Common Stock, representing 100% of our issued and outstanding capital stock. In connection with the Distribution, DSS will distribute to holders of DSS Common Stock an aggregate of ______ Impact Shares. Following the Distribution DSS will retain approximately a ____ % ownership interest in the Company. or otherwise possess control over us.

Q:	Will the number of shares of DSS Common Stock I own change as a result of a Distribution?

A:	No, the number of shares of DSS Common Stock you own will not change as a result of a Distribution.

Q:	What are the reasons for the Distribution?

A:	The Distribution is a method by which DSS will begin to carry out the intention of management and the board of directors of DSS (“DSS Board”) to take the Company public and to reward DSS stockholders via the issuance of the Impact Shares.

Q:	What will I receive in a Distribution?

A:	As a holder of DSS Common Stock, you will receive a dividend of four Impact Shares for every share of DSS Common Stock you hold on the Record Date. The distribution agent will distribute only whole Impact Shares in the Distribution. Your proportionate interest in DSS will not change as a result of the Distribution. For a more detailed description, see “The Distribution.”

Q:	What is being distributed to holders of DSS Common Stock in the Distribution?

A:	DSS will distribute the Impact Shares in the Distribution, which constitutes approximately __ % of our issued and outstanding shares of Common Stock. For more information on the shares being distributed in the Distribution, see “Description of Our Capital Stock—Common Stock.”

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Q:	What is the record date for the Distribution?

A:	The DSS Board has designated 5:00 p.m., New York City time, on __________ as the record ownership date for the Distribution.

Q:	When will the Distribution to holders of DSS Common Stock occur?

A:	The Distribution will be effective as of 5:00 p.m., New York City time on , 2021, the Distribution Date On or shortly after the Distribution Date, the Impact Shares will be credited in book-entry accounts for stockholders entitled to receive those shares in the Distribution. We expect that it may take the distribution agent up to two weeks after each Distribution Date to fully distribute the Impact Shares to DSS stockholders. See “Questions and Answers About the Distribution—How will DSS distribute the Impact Shares?” for more information on how to access your book-entry account or your bank, brokerage or other account holding Impact Shares that you will receive in the Distribution.

Q:	What do I have to do to participate in the Distribution?

A:	You are not required to take any action, but we urge you to read this Prospectus carefully. Holders of DSS Common Stock on the Record Date will not need to pay any cash or deliver any other consideration, including any shares of DSS Common Stock, in order to receive Impact Shares in the Distribution. No stockholder approval of the Distribution is required. We are not asking you for a vote, and we request that you do not send us a proxy card.

Q:	If I sell my shares of DSS Common Stock on or before the Distribution Date, will I still be entitled to receive shares of Common Stock in the Distribution?

A:	If you hold shares of DSS Common Stock as of the Record Date and decide to sell them on or before the relevant Distribution Date, you will not be entitled to receive Impact Shares. You should discuss these alternatives with your bank, broker or other nominee.

Q:	How will DSS distribute the Impact Shares?

A:	Registered stockholders: If you are a registered stockholder (meaning you own your shares of DSS Common Stock directly through DSS’s transfer agent, American Stock Transfer & Trust Company , LLC), V Stock Transfer LLC our transfer agent, which is serving as the distribution agent in connection with the Distribution, will credit the Impact Shares you receive in the Distribution to a new book-entry account on or shortly after the Distribution Date. Our distribution agent will mail you a book-entry account statement that reflects the number of Impact Shares you own. You will be able to access information regarding your book-entry account holding the Impact Shares at V Stock Transfer LLC.

“Street name” or beneficial stockholders: If you own your shares of DSS Common Stock beneficially through a bank, broker or other nominee, your bank, broker or other nominee will credit your account with the Impact Shares you receive in the Distribution on or shortly after the Distribution Date. Please contact your bank, broker or other nominee for further information about your account.

We will not issue any physical stock certificates to any stockholders, even if requested. See “The Distribution—When and How You Will Receive Company Shares” for a more detailed explanation.

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Q:	What are the U.S. federal income tax consequences to me of the Distribution?

A:	U.S. federal income tax treatment of the issuance of the Impact Shares to DSS shareholders is unclear at this stage. Accordingly, stockholders are encouraged to consult their own tax advisors as to the specific U.S. federal, state and local, and non-U.S. tax consequences to them of a possible distribution of the Impact Shares.

See “Material U.S. Federal Income Tax Consequences of the Distribution” for more information regarding the potential tax consequences to you from the Distribution.

You should consult your own tax advisors regarding the particular tax consequences of the Distribution to you, including the applicability and effect of any U.S. federal, state, local and non-U.S. tax laws.

Q:	Does the Company intend to pay cash dividends?

A:	Following the Distribution, we do not anticipate paying any dividends on Impact Shares in the foreseeable future. See “Dividend Policy” for more information.

Q:	How will our Common Stock trade?

A:	Our shares of Common Stock are not listed on any securities exchange and the Impact Shares may be illiquid as we cannot predict whether any trading market will develop.

Q:	Will my shares of DSS Common Stock continue to trade on the NYSE American LLC exchange (“NYSE Amex”) following the Distribution?

A:	Yes. Following the Distribution, DSS Common Stock will continue to trade on the NYSE Amex under the symbol “DSS” through and after the Distribution Date.

Q:	Will the Distribution affect the trading price of my DSS Common Stock?

A:	We do not expect the trading price of shares of DSS Common Stock immediately following the Distribution to be materially lower or higher than immediately prior to the Distribution.. However, until the market has fully analyzed the value of DSS without its ownership of the Impact Shares, the trading price of shares of DSS Common Stock may fluctuate. We cannot assure you that, following the Distribution, the combined trading prices of the DSS Common Stock and Impact Shares will equal or exceed what the trading price of DSS Common Stock would have been in the absence of the Distribution. It is possible that after the Distribution, the combined equity value of DSS and the Impact Shares will be less than DSS’s equity value before the Distribution.

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Q:	Do I have appraisal rights in connection with the Distribution?

A:	No. Holders of DSS Common Stock are not entitled to appraisal rights in connection with the Distribution.
Q:	What will the relationship be between DSS and the Company after the Distribution?

A:	Following the Distribution, DSS will still have a continuing stock ownership interest in and is expected to possess control over the Company, until and if the proposed public offering of the Company is completed.

Q:	Who is the transfer agent and registrar for our Common Stock? Who is the distribution agent in connection with the Distribution?

A:	V Stock Transfer LLC is the transfer agent and registrar for our Common Stock and is serving as the distribution agent in connection with the Distribution.

Q:	Are there risks associated with owning shares of our Common Stock?

A:	Yes. Our business faces both general and specific risks and uncertainties. Our business also faces risks relating to the Distribution. Accordingly, you should read carefully the information set forth in the section titled “Risk Factors” in this Prospectus.

Q:	Are there any conditions to completing the Distribution?

A:	Yes. The Distribution is conditional upon a number of matters, including but not limited to the authorization and approval of the DSS Board (which has been obtained) and the declaration of effectiveness of our Registration Statement on Form S-1, of which this Prospectus is a part, by the Securities and Exchange Commission. See “Summary—Summary of the Distribution— Conditions to the Distribution” for a more detailed explanation of the conditions to completing the Distribution.

Q:	Can DSS decide to not proceed with the Distribution even if all of the conditions to the Distribution have been met?

A:	Yes. Until the Distribution has occurred, the DSS Board has the right to not proceed with the Distribution, even if all of the conditions are satisfied.

Q:	Could there be any other classes of capital stock of the Company outstanding after the Distribution?

A:	No. After giving effect to the Distribution, the only class of our capital stock then outstanding is expected to be our Common Stock.

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Q:	Where can I get more information?

A:	If you have any questions relating to the mechanics of the Distribution, you should contact the distribution agent, V Stock Transfer LLC, at:

V Stock Transfer LLC 18 Lafayette Place

Woodmere, NY 11598

+1 212-828-8435

info@vstocktransfer.com

www.vstocktransfer.com

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SUMMARY

This summary highlights certain information contained elsewhere in this Prospectus and may not contain all of the information that is important to you. To understand fully and for a more complete description of the terms and conditions of the Distribution, you should read this Prospectus in its entirety, including the information presented under the section titled “Risk Factors” and the consolidated financial statements and related notes, and the documents to which you are referred. See “Where You Can Find More Information.”

Except where the context otherwise requires, or where otherwise indicated, references to the “Company,” “we,” “us,” or “our” are to are to Impact BioMedical, Inc. and its subsidiaries.

Introduction

Currently, we are a holding Company operating mainly through our majority owned subsidiary, Global BioLife, Inc., which was incorporated on April 14, 2017. The Company is committed to both funding research and developing intellectual property portfolio. We currently focus on research in three main areas: (i) development of a universal therapeutic drug platform; (ii) a new sugar substitute; and (iii) a multi-use fragrance.

Business Overview

We leverage our scientific know-how and intellectual property rights to provide solutions that have been plaguing the biomedical field for decades. Together with scientific partners, our aim is to drive mission-oriented research to advance drug discovery and development for the prevention, inhibition, and treatment of neurological, oncology and immuno-related diseases. Our research and development efforts are headed by Mr. Daryl Thompson in his capacity as Director of Scientific Initiatives in Global BioLife Inc. (“Global BioLife”). Mr. Thompson has initiated research regarding universal therapeutics as part of an attempt to help cure some of the world’s deadliest diseases.

We have five wholly owned subsidiaries and six partially owned subsidiaries. We are the single largest and controlling shareholder of Global BioLife, with an effective ownership of 63.64%. The other shareholders of Global BioLife include Holista CollTech Limited (“Holista CollTech”) (the majority shareholder of Alset International Inc. is also a significant shareholder in Holista CollTech) and GRDG Sciences, LLC (“GRDG”), a related party via their equity position in several of the Company’s subsidiaries, formed by Mr. Thompson.

Global BioLife has biomedical intellectual property, including intellectual property assigned to it by one of its shareholders. Global BioLife is a company devoted to research in four main areas: (i) the “Linebacker” project, which aims to develop a universal therapeutic drug platform; (ii) a new sugar substitute called “Laetose,”; (iii) a multi-use fragrance called “3F” (Functional Fragrance Formulation); and (iv) Equivir/Nemovir, a blend of natural polyphenols designed as an antimicrobial medication.

Linebacker

“Unlike the traditional approach to treat individual diseases with specific drugs, the Linebacker platform seeks to offer a breakthrough therapeutic option for multiple diseases. Linebacker is designed to work by inhibiting a cascade of inflammatory responses responsible for many diseases. Its design is in direct contrast to the traditional approach of targeting individual diseases with specific drugs.

Laetose

We have also developed a low-calorie, low glycemic level, natural modified sugar through Global BioLife. The product, “Laetose,” is a functional sugar with a calorie count 30% to 50% lower than regular sugar. Laetose is designed to possess low glycemic properties and mitigate inflammation. The Company is presently seeking to license Laetose. Global BioLife established a joint venture, Sweet Sense, Inc. (“Sweet Sense”), with Quality Ingredients, LLC for the development, manufacture, and global distribution of the new sugar substitute. On November 8, 2019, the Company purchased 50% of Sweet Sense Inc. from Quality Ingredients, LLC for $91,000. Sweet Sense is now an 81.8% owned subsidiary of the Impact BioMedical.

Functional Fragrance Formulation (“3F”)

Global BioLife has established a collaboration with U.S.-based Chemia Corporation to develop specialized fragrances to counter mosquito-borne diseases such as Zika and Dengue, among other medical applications. The 3F mosquito fragrance product, which is made from specialized oils sourced from botanicals that mosquitos avoid, has shown promising results in repelling mosquitos in laboratory testing. Global BioLife is seeking to commercialize this product. Together with Chemia, we are attempting to license 3F. Any potential profits from the 3F project will be split between Global BioLife and Chemia pursuant to the terms of the Royalty Agreement, dated as of August 15, 2018, by and between Global BioLife and Chemia Corporation, and the Addendum thereto, dated as of November 27, 2018 and Amendment No. 1 to Royalty Agreement, dated as of November 8, 2019.

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Equivir

Equivir was created for use in biological emergencies. Equivir is a patented medication, that has broad antiviral efficacy against multiple types of infectious disease. The ability of Equivir to inhibit viruses makes it a promising candidate.

Global BioLife and Sweet Sense have engaged a consulting firm in the biopharmaceutical and life sciences industry, to assist in our goal of licensing each of Linebacker, Laetose, 3F and Equivir/Nemovir.

Commercialization Business Strategies

Our business model revolves mainly around two approaches – Licensing and Sales Distribution.

1. Licensing

The licensing strategy envisions that our subsidiaries would develop valuable and unique patented technologies which would then be licensed to pharmaceutical companies or venture capitalists in exchange for an agreed payment (consisting of a fee or royalty). We believe that interest in licensing certain projects may rise over time as validating data becomes available.

2. Sales Distribution

Certain affiliates of ours have relationships with developing global distribution networks. We currently intend to engage in private labelling to go into production of products for sales generation. Our plans to expand its geographical presence globally and intends to launch more products to add on over time. In addition, the we intend to launch a new retail e-commerce site in 2020 to allow us to take orders and deliver products.

Future Product Research Pipeline

In addition to our major projects, the company has several other early stage research projects that we believe have potential for further research and development. In particular, we have partnered with GRDG, a specialized research team that focuses on developing solutions for biodefense under the guidelines of the Project BioShield Act, Event 201, and Potomac Institute for Policy Studies, on the following research project:

Cannabinoid Research

Through our partnership with GRDG, we intend to work in collaboration with research institutions to enhance a cannabinoid extract for the treatment of cancers and cancer-associated pain, and will look to use the expertise of collaborating research institutions to synthesize, test and validate the compounds. The result of this one-year program will be looking at two therapeutic drugs that have been evaluated for in-vitro efficacy against Pancreatic, Lung, Breast, and Prostate Cancer; in-vivo efficacy against Pancreatic Cancer in an animal model; in-vivo efficacy against Pancreatic Cancer-induced pain in an animal model; and in-vivo Pharmacokinetic and toxicity in animals to include vital organ and blood plasma concentrations after administration, major cytokine activity, renal function, blood chemistry/hematology, cellular morphology, Mitotic index, and Maximum Tolerated Dose. These tests, conducted in rats, will attempt to determine how much of the drugs can be administered safely, the effects of the drugs on metabolism and organs, and their effective doses for the respective purposes.

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Risk Factors related to Our Business Operations

If we do not adequately protect our intellectual property rights, our operations may be materially harmed.

We rely on and expect to continue to rely on agreements with parties with whom we have relationships, as well as patent, trademark and trade secret protection laws, to protect our intellectual property and proprietary rights. We cannot assure you that we can adequately protect our intellectual property or successfully prosecute potential infringement of its intellectual property rights. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. Our failure to protect our intellectual property rights may result in a loss in potential revenue and could materially harm our operations and financial condition

New legislation, regulations or rules related to obtaining patents or enforcing patents could significantly increase our operating costs and decrease any potential revenue we might otherwise make.

We spend a significant amount of resources on its patent assets. If new legislation, regulations or rules are implemented either by Congress, the U.S. Patent and Trademark Office (the “USPTO”) or the courts that impact the patent application process, the patent enforcement process or the rights of patent holders, these changes could negatively affect its expenses, potential revenue and could negatively impact the value of its assets.

Safety and effectiveness concerns can have significant negative impacts on sales and results of operations, lead to litigation and cause reputational damage.

Concerns about product safety, whether raised internally or by litigants, regulators or consumer advocates, and whether or not based on scientific evidence, can result in safety alerts, product recalls, governmental investigations, regulatory action on the part of the FDA (or its counterpart in other countries), private claims and lawsuits, payment of fines and settlements, declining sales and reputational damage. These circumstances can also result in damage to brand image, brand equity and consumer trust in products. Product recalls could in the future prompt government investigations and inspections, the shutdown of manufacturing facilities, continued product shortages and related sales declines, significant remediation costs, reputational damage, possible civil penalties and criminal prosecution.

Significant challenges or delays in our innovation and development of new products, technologies and indications could have an adverse impact on our long-term success.

Our continued growth and success depend on our ability to innovate and develop new and differentiated products and services that address the evolving health care needs of patients, providers and consumers. Development of successful products and technologies may also be necessary to offset revenue losses should our products lose market share due to various factors such as competition and loss of patent exclusivity. We cannot be certain when or whether we will be able to develop, license or otherwise acquire companies, products and technologies, whether particular product candidates will be granted regulatory approval, and, if approved, whether the products will be commercially successful. We pursue product development through internal research and development as well as through collaborations, acquisitions, joint ventures and licensing or other arrangements with third parties. In all of these contexts, developing new products, particularly biotechnology products, requires a significant commitment of resources over many years. Only a very few biopharmaceutical research and development programs result in commercially viable products. The process depends on many factors, including the ability to discern patients’ and healthcare providers’ future needs; develop new compounds, strategies and technologies; achieve successful clinical trial results; secure effective intellectual property protection; obtain regulatory approvals on a timely basis; and, if and when they reach the market, successfully differentiate its products from competing products and approaches to treatment. New products or enhancements to existing products may not be accepted quickly or significantly in the marketplace for healthcare providers, and there may be uncertainty over third-party reimbursement. Even following initial regulatory approval, the success of a product can be adversely impacted by safety and efficacy findings in larger patient populations, as well as market entry of competitive products.

Share Exchange Transaction

On August 21, 2020, we closed on a Share Exchange Agreement by and among DSS, DSS BioHealth Security, Inc. (“DSS BioHealth”), Alset International Ltd.(formerly Singapore eDevelopment Ltd.), and Global Biomedical Pte Ltd. (“GBM”), pursuant to which we became a wholly-owned subsidiary of DSS BioHealth. Shortly after closing, Frank D. Heuszel, Jason Grady and John Thatch were appointed directors, and Mr. Heng Fai Ambrose Chan remained on the Board of Directors and appointed Chief Executive Officer, Mr. Heuszel was appointed President, Mr. Grady was appointed Chief Operating Officer and Todd Macko was appointed Secretary and Treasurer, replacing the officers and directors who resigned in connection with the share exchange.

Mr. Chan is the Chief Executive Officer and largest shareholder of Alset International Ltd., as well as the Chairman of the Board and largest shareholder of the DSS.

Corporate Information

Impact BioMedical, Inc. is a Nevada corporation and was incorporated in October 2018. Our principal executive offices are located at 200 Canal View Boulevard, Suite 104, Rochester, New York 14623. Our telephone number is +1-585-325-3610. Our website address is https://www.impbio.com. Our website and the information contained thereon, or connected thereto, does not and will not constitute part of this Prospectus or the Registration Statement on Form S-1 of which this Prospectus is a part.

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Summary of the Distribution

Distributing Company
Document Security Systems, Inc., a New York corporation, which beneficially owns _______ shares of our Common Stock, representing 100% of our outstanding shares of our Common Stock prior to the Distribution. After the Distribution, DSS will own approximately __% of our Common Stock.

Distributed Company
Impact BioMedical, Inc., a Nevada corporation and a subsidiary of DSS. At the time of the Distribution, we operate mainly through our majority owned subsidiary, Global BioLife, Inc., which is committed to both funding research and developing intellectual property portfolio, including a focus on research in three main areas: (i) development of a universal therapeutic drug platform; (ii) a new sugar substitute; and (iii) a multi-use fragrance.

Distributed Securities in the Distribution
__________shares of our Common Stock indirectly owned by DSS, which represent approximately ___% of our Common Stock issued and outstanding immediately prior to the Distribution. Based on _________ shares of DSS Common Stock outstanding as of the close of business on the Record Date, not including the Affiliate Shares, this reflects a distribution ratio of four (4) Impact Shares for every one (1) share of DSS Common Stock.

Record Date	The Record Date is 5:00 p.m., New York City time, on _____________.

Distribution Date	The Distribution Date is , 2021, and we expect that the Distribution will be effective as of 5:00 p.m., New York City time.

Distribution Ratio
Each holder of DSS Common Stock will receive four (4) shares of our Common Stock for every one (1) share of DSS Common Stock it holds on the Record Date. The distribution agent will distribute only whole shares of our Common Stock in the Distribution.

Please note that if you sell your shares of DSS Common Stock on or before the Distribution Date, the buyer of those shares will in most circumstances be entitled to receive the shares of our Common Stock to be distributed in respect of the DSS shares that you sold.

The Distribution
On the Distribution Date, DSS will release the shares of our Common Stock to the distribution agent to distribute to DSS stockholders. DSS will distribute our shares in book-entry form, and thus we will not issue any physical stock certificates. We expect that it will take the distribution agent up to two weeks to electronically issue shares of our Common Stock to you or your bank or brokerage firm on your behalf by way of direct registration in book-entry form. If you own your shares of DSS Common Stock through a bank, broker or other nominee, your bank, broker or other nominee will credit your account with the whole shares of our Common Stock that you receive in Distribution on or shortly after the Distribution Date. You will not be required to make any payment, surrender or exchange your shares of DSS Common Stock or take any other action to receive your shares of our Common Stock.

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Conditions to the Distribution
The Distribution is subject to the satisfaction, or the DSS Board’s waiver, of the following conditions:

●	the DSS Board shall have authorized and approved the Distribution and not withdrawn such authorization and approval, and shall have declared the dividend of our Common Stock to DSS stockholders;
●	the SEC shall have declared effective our Registration Statement on Form S-1, of which this Prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), and no stop order suspending the effectiveness of our Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;
●	no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution shall be in effect, and no other event outside the control of DSS shall have occurred or failed to occur that prevents the consummation of the Distribution; and

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●	no other events or developments shall have occurred prior to the Distribution Date that, in the sole judgment of the DSS Board, would result in the Distribution having a material adverse effect on DSS or its stockholders;

The fulfillment of the foregoing conditions will not create any obligation on the part of DSS to effect the Distribution. We are not aware of any material federal, foreign or state regulatory requirements with which we must comply, other than SEC rules and regulations, or any material approvals that we must obtain, other than the SEC’s declaration of the effectiveness of the Registration Statement, in connection with the Distribution. DSS has the right not to complete the Distribution if, at any time, the DSS Board determines, in its sole and absolute discretion, that the Distribution is not in the best interests of DSS or its stockholders or is otherwise not advisable. For a more detailed description, see “The Distribution—Conditions to the Distribution.”

Trading Market
All of our outstanding shares of Common Stock are currently beneficially owned by DSS. Accordingly, there currently is no public trading market for the Common Stock. The Common Stock is currently not listed for trading on any stock exchange or market. The Common Stock may be illiquid as we cannot predict whether any trading market will develop.

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Tax Consequences to DS Stockholders
U.S. federal income tax treatment of the issuance of our Common Stock to DSS shareholders is unclear at this stage. Accordingly, stockholders are encouraged to consult their own tax advisors as to the specific U.S. federal, state and local, and non-U.S. tax consequences to them of a possible distribution of the Impact Shares. See “Material U.S. Federal Income Tax Consequences of the Distribution” for more information regarding the potential tax consequences to you of the Distribution.

You should consult your own tax advisors regarding the particular tax consequences of the Distribution to you, including the applicability and effect of any U.S. federal, state, local and non-U.S. tax laws.

Dividend Policy
Following the Distribution, we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. See “Dividend Policy” for more information.

Transfer Agent and Distribution Agent
V Stock Transfer LLC, the transfer agent and registrar for our Common Stock, will serve as distribution agent in connection with the Distribution.

Risk Factors
Our business faces both general and specific risks and uncertainties. Our business also faces risks relating to the Distribution. Accordingly, you should read carefully the information set forth under the section titled “Risk Factors.”

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RISK FACTORS

You should carefully consider all of the information in this Prospectus and each of the risks described below, which we believe are the principal risks that we face. Some of the risks relate to our business, others to the Distribution. Some risks relate principally to the securities markets and ownership of our Common Stock. The risks and uncertainties described below are not the only ones faced by us. Additional risks and uncertainties not presently known or that are currently deemed immaterial also may impair our business operations. If any of the following risks occur, our business, financial condition, operating results and cash flows and the trading price of our Common Stock could be materially adversely affected.

Risks Relating to the Distribution

The Distribution may not be completed on the terms or timeline currently contemplated, if at all.

While we are actively engaged in planning for the Distribution, unanticipated developments could delay or negatively affect the Distribution, including, but not limited to, those related to the filing and effectiveness of appropriate filings with the SEC and receiving any required regulatory approvals. In addition, until a Distribution has occurred, the DSS Board, in its sole discretion, has the right to not proceed with the Distribution, even if all of the conditions are satisfied. Therefore, the Distribution may not be completed on the terms or timeline currently contemplated, if at all.

DSS expects the Distribution to be treated as a taxable non-liquidating distribution to its stockholders. As a result, a U.S. stockholder of DSS may have a U.S. Federal income tax liability in respect of the Distribution without the receipt of cash from DSS or Impact.

U.S. federal income tax treatment of the issuance of the Impact Shares to DSS shareholders is unclear at this stage. However, DSS expects the Distribution to be treated as a taxable, non-liquidating distribution to its stockholders.  As such, for U.S. federal income tax purposes, each U.S. stockholder of DSS receiving shares of Impact Common Stock in the Distribution would be treated as if such stockholder had received a distribution in an amount equal to the fair market value of Impact Common Stock received, which would result in (1) a taxable dividend to the extent of such stockholder’s pro rata share of Impact’s current and accumulated earnings and profits, (2) a reduction in such stockholder’s basis (but not below zero) in DSS common stock to the extent the amount received exceeds such stockholder’s share of earnings and profits and (3) a taxable gain to the extent the amount received exceeds the sum of the amount treated as a dividend and the stockholder’s basis in the DSS Common Stock. Accordingly, such stockholder may have a U.S. federal income tax liability in respect of the Distribution without the receipt of cash from DSS or Impact.

For a more detailed discussion, see the section entitled “The Distribution – U.S. Federal Income Tax Consequences of the Distribution” below.

If the Distribution were determined not to qualify for non-recognition of gain and loss, then DSS would recognize gain in an amount up to the fair market value of our Common Stock held by it immediately before the Distribution. See below and “Material U.S. Federal Income Tax Consequences of the Distribution” for more information.

We have a limited operating history, and our historical financial information may not be a reliable indicator of our future results.

There is no historical financial information about us upon which to base an evaluation of our performance. As of the date of this report, we have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays our research, testing and marketing efforts or wider economic downturns. For additional information about our past financial performance and the basis of presentation of our financial statements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and the notes thereto included elsewhere in this Prospectus.

8

Risks Relating to Our Business

If we do not adequately protect our intellectual property rights, our operations may be materially harmed.

We rely on and expect to continue to rely on agreements with parties with whom we have relationships, as well as patent, trademark and trade secret protection laws, to protect our intellectual property and proprietary rights. We cannot assure you that we can adequately protect our intellectual property or successfully prosecute potential infringement of its intellectual property rights. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. Our failure to protect our intellectual property rights may result in a loss in potential revenue and could materially harm our operations and financial condition

New legislation, regulations or rules related to obtaining patents or enforcing patents could significantly increase our operating costs and decrease any potential revenue we might otherwise make.

We spend a significant amount of resources on its patent assets. If new legislation, regulations or rules are implemented either by Congress, the U.S. Patent and Trademark Office (the “USPTO”) or the courts that impact the patent application process, the patent enforcement process or the rights of patent holders, these changes could negatively affect its expenses, potential revenue and could negatively impact the value of its assets.

Safety and effectiveness concerns can have significant negative impacts on sales and results of operations, lead to litigation and cause reputational damage.

Concerns about product safety, whether raised internally or by litigants, regulators or consumer advocates, and whether or not based on scientific evidence, can result in safety alerts, product recalls, governmental investigations, regulatory action on the part of the FDA (or its counterpart in other countries), private claims and lawsuits, payment of fines and settlements, declining sales and reputational damage. These circumstances can also result in damage to brand image, brand equity and consumer trust in products. Product recalls could in the future prompt government investigations and inspections, the shutdown of manufacturing facilities, continued product shortages and related sales declines, significant remediation costs, reputational damage, possible civil penalties and criminal prosecution.

Significant challenges or delays in our innovation and development of new products, technologies and indications could have an adverse impact on our long-term success.

Our continued growth and success depend on our ability to innovate and develop new and differentiated products and services that address the evolving health care needs of patients, providers and consumers. Development of successful products and technologies may also be necessary to offset revenue losses should our products lose market share due to various factors such as competition and loss of patent exclusivity. We cannot be certain when or whether we will be able to develop, license or otherwise acquire companies, products and technologies, whether particular product candidates will be granted regulatory approval, and, if approved, whether the products will be commercially successful. We pursue product development through internal research and development as well as through collaborations, acquisitions, joint ventures and licensing or other arrangements with third parties. In all of these contexts, developing new products, particularly biotechnology products, requires a significant commitment of resources over many years. Only a very few biopharmaceutical research and development programs result in commercially viable products. The process depends on many factors, including the ability to discern patients’ and healthcare providers’ future needs; develop new compounds, strategies and technologies; achieve successful clinical trial results; secure effective intellectual property protection; obtain regulatory approvals on a timely basis; and, if and when they reach the market, successfully differentiate its products from competing products and approaches to treatment. New products or enhancements to existing products may not be accepted quickly or significantly in the marketplace for healthcare providers, and there may be uncertainty over third-party reimbursement. Even following initial regulatory approval, the success of a product can be adversely impacted by safety and efficacy findings in larger patient populations, as well as market entry of competitive products.

Risks Related to Our Common Stock

Currently, there is no public market for our securities, and there can be no assurances that any public market will ever develop.

Currently, our Common Stock is not listed or quoted on any public market, exchange, or quotation system. Although we plan to take steps to have our Common Stock publicly traded, a market for our Common Stock may never develop. Even if we are successful in developing a public market, there may not be enough liquidity in such market to enable stockholders to sell their stock. If a public market for our Common Stock does not develop, DSS stockholders may not be able to re-sell the shares of our Common Stock that they have received, rendering their shares effectively worthless.

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Future sales of our Common Stock in the public market could lower our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute our stockholders’ ownership in us.

We may sell additional shares of our Common Stock in public or private offerings. We also may issue convertible debt or equity securities. No prediction can be made as to the effect, if any, that future sales or distributions of our Common Stock will have on the market price of our Common Stock from time to time. Sales or distributions of substantial amounts of our Common Stock, or the perception that such sales or distributions are likely to occur, could adversely affect the prevailing fair market price for our Common Stock.

We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our Common Stock must come from increases in the fair market value of our Common Stock.

We do not intend to pay cash dividends on our Common Stock in the foreseeable future. We expect to retain future earnings, if any, for reinvestment in our business. Also, any credit agreements, which we may enter into, may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our Board and will be dependent upon our financial condition, results of operations, cash requirements, future prospects and any other factors our Board deems relevant. Therefore, any return on your investment in our Common Stock must come from increases in the fair market value of our Common Stock. For more information, see “Dividend Policy.”

Your percentage ownership in the Company may be diluted in the future.

Your percentage ownership in the Company may be diluted in the future because of equity awards that we may grant to our directors, officers and other employees. In addition, we may issue equity as all or part of the consideration paid for acquisitions and strategic investments that we may make in the future or as necessary to finance our ongoing operations.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Prospectus contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, level of expenses and anticipated expense reductions, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. The following factors could cause our actual results to differ from our expectations or beliefs:

●	the potential adverse impact on our business resulting from the Distribution;
●	the adverse effect from a decline in the securities markets or from catastrophic, unpredictable events like a global health pandemic;
●	a decline in the performance of our products;
●	a general downturn in the economy;
●	changes in government policy or regulation;
●	changes in our ability to attract or retain key employees;
●	unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations; and
●	other factors (including the risks contained in the section titled “Risk Factors”) relating to our industry, our operations and results of operations.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. Forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in our forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, we also disclaim any obligation to update our view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this Prospectus.

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THE DISTRIBUTION

Background

DSS currently beneficially owns through its wholly owned subsidiary, DSS BioHealth, ____ shares of our Common Stock, which represents 100% of the shares outstanding. These shares were acquired on August 21, 2020 upon closing of the Share Exchange Agreement. DSS is deemed to be a beneficial owner of the shares of our Common Stock covered by this Prospectus because it has voting and dispositive power over such shares.

On _________, the DSS Board approved the Distribution. DSS will distribute part of its equity interest that it holds in us, consisting of ___ shares of our Common Stock, to DSS stockholders, except for the holders of the Affiliate Shares. Following the Distribution, DSS will own an equity interest in us of approximately __%, giving DSS effective control over us. No approval of DSS Common Stockholders is required in connection with the Distribution, and DSS stockholders will not have any appraisal rights in connection with the Distribution.

The Distribution is subject to the satisfaction, or the DSS Board’s waiver, of a number of conditions. In addition, DSS has the right not to complete the Distribution if, at any time, the DSS Board determines, in its sole and absolute discretion, that the Distribution is not in the best interests of DSS or its stockholders or is otherwise not advisable. For a more detailed description, see “The Distribution—Conditions to the Distribution.”

Reasons for the Distribution

The Distribution is the method by which DSS will begin to carry out the intention of management of DSS and the DSS Board to take the Company public and to reward DSS stockholders via the issuance of our shares of Common Stock.

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When and How You Will Receive Company Shares

DSS will distribute to its stockholders, as a dividend, ___________ shares of our Common Stock for every share of DSS Common Stock outstanding, except for the Affiliate Shares, as of 5:00 p.m., New York City time, ____________, the Record Date of the Distribution.

Prior to the Distribution, DSS will deliver the Common Stock to the distribution agent. V Stock Transfer LLC, the transfer agent and registrar for our Common Stock, will serve as distribution agent in connection with the Distribution.

If you own DSS common stock on the Record Date, the shares of our Common Stock that you are entitled to receive in the Distribution will be issued to your account as follows:

●	Registered stockholders. If you own your shares of DSS Common Stock directly through DSS’s transfer agent, American Stock Transfer & Trust Company, you are a registered stockholder. In this case, our transfer agent, V Stock Transfer LLC, which is serving as the distribution agent in connection with the Distribution, will credit the whole shares of our Common Stock you receive in the Distribution to a new book-entry account established on or shortly after the Distribution Date. Registration in book-entry form refers to a method of recording share ownership where no physical stock certificates are issued to stockholders, as is the case in the Distribution. You will be able to access information regarding your book-entry account holding our shares of Common Stock at V Stock Transfer LLC. Commencing on or shortly after the Distribution Date, the distribution agent will mail to you an account statement that indicates the number of whole shares of our Common Stock that have been registered in book-entry form in your name. We expect it will take the distribution agent up to two weeks after the Distribution Date to complete the distribution of the shares of our Common Stock and mail statements of holding to all registered stockholders.
●	“Street name” or beneficial stockholders. If you own your shares of DSS Common Stock beneficially through a bank, broker or other nominee, the bank, broker or other nominee holds the shares in “street name” and records your ownership on its books. If you own your shares of DSS Common Stock through a bank, broker or other nominee, your bank, broker or other nominee will credit your account with the whole Impact Shares that you receive in the Distribution on or shortly after the Distribution Date. We encourage you to contact your bank, broker or other nominee if you have any questions concerning the mechanics of having shares held in “street name.”

We will not issue any physical stock certificates to any stockholders, even if requested.

If you sell any of your shares of DSS Common Stock on or before a Distribution Date, the buyer of those shares will in most circumstances be entitled to receive the Impact Shares to be distributed in respect of the shares of DSS Common Stock you sold.

We are not asking DSS stockholders to take any action in connection with the Distribution. No approval of the holders of DSS Common Stock is required for the Distribution. We are not asking you for a proxy and request that you not send us a proxy. We are also not asking you to make any payment or surrender or exchange any of your shares of DSS Common Stock for Impact Shares. The number of outstanding shares of DSS Common Stock will not change as a result of the Distribution.

Number of Shares You Will Receive

On the Distribution Date, you will receive four Impact Shares for every share of DSS Common Stock you held on the Record Date.

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Results of the Distribution

After the Distribution, we expect to have approximately     holders of shares of our Common Stock, based on the number of DSS stockholders and shares of DSS Common Stock outstanding on               . The actual number of holders of shares of our Common Stock will depend on the actual number of holders of shares of DSS Common Stock outstanding on the Record Dates. The Distribution will not affect the number of outstanding shares of DSS Common Stock or any rights of DSS stockholders, although it is possible that the trading price of shares of DSS Common Stock immediately following the Distribution may be lower than immediately prior to the Distribution because the trading price of DSS Common Stock will no longer reflect the value of DSS ownership stake immediately before the Distribution. Nevertheless, we do not expect the trading price of shares of DSS Common Stock immediately following the Distribution to be materially lower. However, until the market has fully analyzed the value of DSS without the value represented by the Impact Shares distributed to DSS stockholders, the trading price of shares of DSS Common Stock may fluctuate.

Listing and Trading of our Common Stock

All of our outstanding shares of Common Stock are currently beneficially owned by DSS. Accordingly, there currently is no public trading market for the Impact Shares. Our Common Stock is currently not listed for trading on any stock exchange or market. The Impact Shares may be illiquid as we cannot predict whether any trading market will develop.

Conditions to the Distribution

We expect that each Distribution will be effective on the Distribution Date, provided that the following conditions shall have been satisfied or waived by DSS:

●	the DSS Board shall have authorized and approved the Distribution and not withdrawn such authorization and approval, and shall have declared the dividend of our Common Stock to DSS stockholders;
●	the SEC shall have declared effective our Registration Statement on Form S-1, of which this Prospectus is a part, under the Securities Act, and no stop order suspending the effectiveness of our Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;
●	no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution shall be in effect, and no other event outside the control of DSS shall have occurred or failed to occur that prevents the consummation of the Distribution; and
●	no other events or developments shall have occurred prior to the Distribution Date that, in the judgment of the DSS Board, would result in the Distribution having a material adverse effect on DSS or its stockholders.

DSS shall, in its sole and absolute discretion, determine the Record Date, the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition and notwithstanding anything to the contrary set forth in this Prospectus, DSS may at any time and from time to time until the Distribution decide to abandon the Distribution including by accelerating or delaying the timing of the consummation of all or part of the Distribution or modifying or changing the terms of the Distribution if, at any time, the DSS Board determines, in its sole and absolute discretion, that the Distribution is not in the best interests of DSS or its stockholders or is otherwise not advisable.

Reasons for Furnishing this Prospectus

We are furnishing this Prospectus solely to provide information to DSS’s stockholders who will receive Impact Shares in the Distribution. You should not construe this Prospectus as an inducement or encouragement to buy, hold or sell any of our securities or any securities of DSS. We believe that the information contained in this Prospectus is accurate as of the date set forth on the cover. Changes to the information contained in this Prospectus may occur after that date, and neither we nor DSS undertakes any obligation to update the information except in the normal course of our and DSS’s public disclosure obligations and practices and except as required by applicable law.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

Consequences to U.S. Holders of DSS Common Stock

The following is a summary of the material U.S. federal income tax consequences to holders of DSS Common Stock in connection with the Distribution. This summary is based on the Code, the Treasury Regulations promulgated under the Code and judicial and administrative interpretations of those laws, in each case as in effect and available as of the date of this Prospectus and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below.

This summary is limited to holders of DSS Common Stock that are U.S. Holders, as defined immediately below, that hold their DSS Common Stock as a capital asset. A “U.S. Holder” is a beneficial owner of DSS Common Stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or a resident of the United States;
●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;
●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●	a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or, in the case of a trust that was treated as a domestic trust under law in effect before 1997, a valid election is in place under applicable Treasury Regulations.

This summary does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as:

●	dealers or traders in securities or currencies;
●	tax-exempt entities;
●	banks, financial institutions or insurance companies;
●	real estate investment trusts, regulated investment companies or grantor trusts;
●	persons who acquired DSS Common Stock pursuant to the exercise of employee stock options or otherwise as compensation;
●	stockholders who own, or are deemed to own, 10% or more, by voting power or value, of DSS equity;
●	stockholders owning DSS Common Stock as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes;
●	certain former citizens or long-term residents of the United States or green card holders;
●	stockholders who are subject to the alternative minimum tax; or
●	persons who own DSS Common Stock through partnerships, certain trusts or other pass-through entities.

This summary does not address any U.S. state, local or non-U.S. tax consequences or any estate, gift or other non-income tax consequences.

If a partnership, or any other entity treated as a partnership for U.S. federal income tax purposes, holds DSS Common Stock , the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to its tax consequences.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE DISTRIBUTION.

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General

U.S. federal income tax treatment of the issuance of the Impact Shares to DSS shareholders is unclear at this stage. However, DSS expects the Distribution to be treated as a taxable non-liquidating distribution to its stockholders, As such, based on such treatment, each U.S. stockholder receiving Impact Shares in the Distribution should be treated as if such stockholder had received a distribution in an amount equal to the fair market value of our Common Stock received, which would result in (1) a taxable dividend to the extent of such stockholder’s pro rata share of Impact’s current and accumulated earnings and profits, (2) a reduction in such stockholder’s basis (but not below zero) in DSS Common Stock to the extent the amount received exceeds such stockholder’s share of earnings and profits and (3) a taxable gain to the extent the amount received exceeds the sum of the amount treated as a dividend and the stockholder’s basis in the DSS Common Stock. Any such gain would generally be a capital gain if the DSS Common Stock is held by such stockholder as a capital asset on the Distribution Date.

A U.S. stockholder also may be subject to information reporting with respect to the Distribution In addition, such stockholder may be subject to “backup withholding” on the Distribution, unless such stockholder provides proof of any applicable exemption or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules. Backup withholding is not an additional tax, and it may be refunded or credited against a U.S. stockholder’s U.S. federal income tax liability if the required information is timely supplied to the IRS.

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USE OF PROCEEDS

We will not receive any proceeds from the Distribution.

DETERMINATION OF OFFERING PRICE

No consideration will be paid for the Impact Shares in the Distribution.

DIVIDEND POLICY

We do not intend, following the Distribution, to pay cash dividends on our Common Stock in the foreseeable future. We expect to retain future earnings, if any, for reinvestment in our business. Any credit agreements which we may enter into may restrict our ability to pay dividends. The payment of dividends in the future will be subject to the discretion of our Board and will depend, among other things, on our financial condition, results of operations, cash requirements, future prospects and any other factors our Board deems relevant. There can be no assurance that a payment of a dividend will occur in the future.

CAPITALIZATION

The following table sets forth our cash and capitalization as of September 30, 2020. The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

As of September 30, 2020
Actual
(unaudited)

Cash and cash equivalents	$72,000
Long-term debt, net	$-
Stockholders’ equity:
Common stock, $0.001 par value; 400,000,000 shares authorized, 125,074,000 shares issued and outstanding	125,000
Additional paid-in capital	1,888,000
Non-controlling interest in subsidiary	19,000
Accumulated deficit	(2,052,000)
Total shareholders’ equity	(20,000)
Total capitalization	$(20,000)

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MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited and unaudited financial statements and related notes, respectively, beginning on page F-1 below of this Prospectus. Some of the information contained in this discussion and analysis constitutes forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this Prospectus, particularly under the section titled “Cautionary Statement Concerning Forward-Looking Statements.”

Impact BioMedical Inc. was incorporated in the State of Nevada as a for-profit company on October 16, 2018 and established a fiscal year end of December 31st. The Company issued 9,000 shares to Global BioMedical Pte. Ltd., which was wholly–owned by Singapore eDevelopment Limited (“SeD Ltd”), a multinational public company, listed on the Singapore Exchange Securities Trading Limited (“SGXST”). On March 31, 2020 the Company issued 125,064,621 shares of common stock to its sole shareholder Global BioMedical Pte. Ltd. On July 24, 2020, the Board approved the Stock Split, pursuant to which each share of the Company’s common stock issued and outstanding was split into nine shares of the Company’s common stock.

On March 12, 2020 Alset International Limited (“Alset”), Global BioMedical Pte Ltd., Document Security Systems, Inc (“DSS”) and DSS BioHealth Security Inc. (“DSS BioHealth”) signed Term Sheets and subsequently on April 21, 2020, these four companies entered into Share Exchange Agreement, based on which Global BioMedical Pte Ltd. agreed to sell all of the issued and outstanding shares of the Company to DSS BioHealth in exchange for the combination of common and preferred shares of DSS. Our Company’s Chairman, who is also the largest shareholder of Singapore eDevelopment Ltd., is the beneficial owner of approximately 18.3% of the outstanding shares of DSS and is the Chairman of the Board of Directors of DSS. On August 21, 2020, the transaction was concluded and the Company became a direct wholly owned subsidiary of DSS BioHealth.

The Company is committed to both funding research and developing intellectual property portfolio. Global BioLife, Inc. (“Global BioLife”), one of the Company’s subsidiaries and the main operating company of the group, focuses on research in three main areas: (i) development of a universal therapeutic drug platform; (ii) a new sugar substitute; and (iii) a multi-use fragrance. Global BioLife established a joint venture, Sweet Sense, Inc. (“Sweet Sense”), with Quality Ingredients, LLC for the development, manufacture, and global distribution of the new sugar substitute and owns 50% of Sweet Sense. On November 8, 2019, the Company purchased 50% of Sweet Sense, Inc. from Quality Ingredients, LLC for $91,000. Sweet Sense is now an 81.8% owned subsidiary of the Company.

Results of Operations for the Three and Nine Months ended September 30, 2020 and September 30, 2019.

Revenue

We did not earn any revenues for the three months or nine months ended September 30, 2020 and September 30, 2019.

Expenses

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019

Research & Development	$122,515	$79,457	$341,546	$260,671
Professional Services	51,981	28,238	186,838	77,259
Other General Expense	3,981	3,500	11,481	17,120
Loss from security investment by equity method	-	(17,359)	-	(30,169)
Total costs and expenses	178,477	93,836	539,865	324,881

Research & Development increased for the three and nine months ended September 30, 2020 as compared to the same period in 2019 as a result of cost incurred on new and existing patents.

Professional Services increased for the three and nine months ended September 30, 2020 as compared to the same period in 2019 as a result of increased consulting, legal, patent and trademark fees incurred on various projects.

Other General Expenses remained relatively flat for the three months ended September 30, 2020 as compared to the same period 2019 and decreased three and nine months ended September 30, 2020 as compared to the same period in 2019 was primarily driven by costs associated with marketing efforts as well as decrease travel cost as a result of the Covid-19 pandemic.

Loss from Security Investment represents the Company’s share of losses on its joint venture with Quality Ingredients, LLC.

Fiscal Year Ended December 31, 2019 compared to Year Ended December 31, 2018

Revenue

We did not earn any revenues for the year ended December 31, 2019 and December 31, 2018.

Expenses

	2019	2018
Research & Development	$340,628	$634,312
Professional Services	143,933	373,394
Marketing	5,000	25,950
Other General Expense	33,600	20,931
Financial Services	544	683
Loss from Security Investment by Equity Method	40,314	49,688
Loss from Acquisition	90,001	-

Net Loss	$(654,020)	$(1,104,958)

Net loss was $654,020 and $1,104,958 for the years ended December 31, 2019 and 2018, respectively. The decrease in net loss was a result in a decrease in research and development costs and professional services cost.

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Liquidity and Capital Resources

From inception to September 30, 2020 the Company has met its cash needs by borrowing from related parties. In the absence of third-party capital funding, the Company intends to rely upon loans from related parties to meet our cash requirements over the next twelve months.

Although we feel we will be able to satisfy our cash requirements over the next twelve months, we also feel that we shall be required to seek additional financing in the future. Management plans to raise additional funds by obtaining governmental and non-governmental grants as well as offering securities for cash. Management has yet to decide what type of offering the Company will use or how much capital the Company will raise. There is no guarantee that the Company will be able to raise any capital through any type of offerings. Management can give no assurance that any governmental or non-governmental grant will be obtained by the Company despite the Company’s best efforts.

Off Balance Sheet Arrangements

There are no off-balance sheet arrangements currently contemplated by management or in place that are reasonably likely to have a current or future effect on the business, financial condition, changes in financial condition, revenue or expenses, result of operations, liquidity, capital expenditures and/or capital resources.

Recent Accounting Standards

The Financial Accounting Standards Board (FASB) issues various Accounting Standards Updates relating to the treatment and recording of certain accounting transactions. There are several new accounting pronouncements issued by FASB which are not yet effective. Each of these pronouncements, as applicable, has been or will be adopted by the Company. As of September 30, 2020, none of these pronouncements is expected to have a material effect on the financial position, results of operations or cash flows of the Company.

CARES Act

In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was signed into law in March 2020. The CARES Act lifts certain deduction limitations originally imposed by the Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”). Corporate taxpayers may carryback net operating losses (NOLs) originating between 2018 and 2020 for up to five years, which was not previously allowed under the 2017 Tax Act. The CARES Act also eliminates the 80% of taxable income limitations by allowing corporate entities to fully utilize NOL carryforwards to offset taxable income in 2018, 2019 or 2020. Taxpayers may generally deduct interest up to the sum of 50% of adjusted taxable income plus business interest income (30% limit under the 2017 Tax Act) for 2019 and 2020. The CARES Act allows taxpayers with alternative minimum tax credits to claim a refund in 2020 for the entire amount of the credits instead of recovering the credits through refunds over a period of years, as originally enacted by the 2017 Tax Act.

In addition, the CARES Act raises the corporate charitable deduction limit to 25% of taxable income and makes qualified improvement property generally eligible for 15-year cost-recovery and 100% bonus depreciation. The enactment of the CARES Act did not result in any adjustments to our consolidated financial statements for the six months ended September 30, 2020.

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BUSINESS

Introduction

Currently, we are a holding company operating mainly through our majority owned subsidiary, Global BioLife, Inc., which was incorporated on April 14, 2017. The Company is committed to both funding research and developing intellectual property portfolio. We currently focus on research in three main areas: (i) development of a universal therapeutic drug platform; (ii) a new sugar substitute; and (iii) a multi-use fragrance.

Our Company

We leverage our scientific know-how and intellectual property rights to provide solutions that have been plaguing the biomedical field for decades. Together with scientific partners, our aim is to drive mission-oriented research to advance drug discovery and development for the prevention, inhibition, and treatment of neurological, oncology and immuno-related diseases. Our research and development efforts are headed by Mr. Daryl Thompson in his capacity as Director of Scientific Initiatives in Global BioLife Inc. (“Global BioLife”). Mr. Thompson has initiated research regarding universal therapeutics as part of an attempt to help cure some of the world’s deadliest diseases.

We have three wholly owned subsidiaries and six partially owned subsidiaries. We are the single largest and controlling shareholder of Global BioLife, with an effective ownership of 63.64%. The other shareholders of Global BioLife include Holista CollTech Limited (“Holista CollTech”) (the majority shareholder of Alset International Ltd. is also a significant shareholder in Holista CollTech) and an entity formed by the chief scientist overseeing Global BioLife’s projects.

We also have biomedical intellectual property, including intellectual property assigned to it by one of its shareholders. We are devoted to research in four main areas: (i) the “Linebacker” project, which aims to develop a universal therapeutic drug platform; (ii) a new sugar substitute called “Laetose,”; (iii) a multi-use fragrance called “3F” (Functional Fragrance Formulation); and (iv) Equivir/Nemovir, a blend of natural polyphenols designed as an antimicrobial medication.

Linebacker

“Linebacker,” has demonstrated promising results in treating a range of diseases including neurological, anti-microbial, anti-viral and oncology diseases. Unlike the traditional approach to treat individual diseases with specific drugs, the Linebacker platform seeks to offer a breakthrough therapeutic option for multiple diseases. Linebacker is designed to work by inhibiting a cascade of inflammatory responses responsible for many diseases. Its design is in direct contrast to the traditional approach of targeting individual diseases with specific drugs. Charles River Laboratories International, Inc., an independent company that provides services to help pharmaceutical and biotechnology companies, government agencies and leading academic institutions around the globe, has performed the studies needed for Global BioLife Linebacker research and drug development efforts.

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Laetose

We have also developed a low-calorie, low glycemic level, natural modified sugar through Global BioLife. The product, “Laetose,” is a functional sugar with a calorie count 30% to 50% lower than regular sugar. Laetose is designed to possess low glycemic properties and mitigate inflammation. This product is at the commercialization stage. The company is presently seeking to license Laetose. Global BioLife established a joint venture, Sweet Sense, Inc. (“Sweet Sense”), with Quality Ingredients, LLC for the development, manufacture, and global distribution of the new sugar substitute. On November 8, 2019, the Company purchased 50% of Sweet Sense Inc. from Quality Ingredients, LLC for $91,000. Sweet Sense is now an 81.8% owned subsidiary of the Impact BioMedical.

Functional Fragrance Formulation (“3F”)

Global BioLife, has established a collaboration with U.S.-based Chemia Corporation to develop specialized fragrances to counter mosquito-borne diseases such as Zika and Dengue, among other medical applications. The 3F mosquito fragrance product, which is made from specialized oils sourced from botanicals that mosquitos avoid, has shown promising results in repelling mosquitos in laboratory testing. Global BioLife is seeking to commercialize this product. Together with Chemia, we are attempting to license 3F. Any potential profits from the 3F project will be split between Global BioLife and Chemia pursuant to the terms of the Royalty Agreement, dated as of August 15, 2018, by and between Global BioLife and Chemia Corporation, and the Addendum thereto, dated as of November 27, 2018 and Amendment No. 1 to Royalty Agreement, dated as of November 8, 2019.

Equivir

Equivir was created for use in biological emergencies. Equivir is a patented medication, and our research has indicated that it has broad antiviral efficacy against multiple types of infectious disease. The ability of Equivir to inhibit viruses makes it a promising candidate.

Global BioLife and Sweet Sense have engaged a consulting firm in the biopharmaceutical and life sciences industry, to assist in our goal of licensing each of Linebacker, Laetose, 3F and Equivir/Nemovir.

Property

We do not have offices, and at the present time, office space is provided to the us by DSS at no costs

Commercialization Business Strategies

Our business model revolves mainly around two approaches – Licensing and Sales Distribution.

1. Licensing

The licensing strategy envisions that our subsidiaries would develop valuable and unique patented technologies which would then be licensed to pharmaceutical companies or venture capitalists in exchange for an agreed payment (consisting of a fee or royalty). We believe that interest in licensing certain projects may rise over time as validating data becomes available.

2. Sales Distribution

Certain affiliates of ours have relationships with developing global distribution networks. We currently intend to engage in private labelling to go into production of products for sales generation. Our plans to expand its geographical presence globally and intends to launch more products to add on over time. In addition, the we intend to launch a new retail e-commerce site in 2021 to allow us to take orders and deliver products.

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Employees

We have two employees focused primarily on the development and marketing of existing technologies as well as identifying new opportunities. Certain services are provided to us and our subsidiaries by DSS as well as by GRDG, a related party, pursuant to the Stockholders’ Agreement, dated as of December 2020. At the present time, Global BioLife pays GRDG $35,000 per month for services provided by GRDG.

Future Product Research Pipeline

In addition to our major projects, the company has several other early stage research projects that we believe have potential for further research and development. In particular, we have partnered with GRDG, a specialized research team that focuses on developing solutions for biodefense under the guidelines of the Project BioShield Act, Event 201, and Potomac Institute for Policy Studies, on the following research project:

Cannabinoid Research

Through our partnership with GRDG, we intend to work in collaboration with research institutions to enhance a cannabinoid extract for the treatment of cancers and cancer-associated pain, and will look to use the expertise of collaborating research institutions to synthesize, test and validate the compounds. The result of this one-year program will be looking at two therapeutic drugs that have been evaluated for in-vitro efficacy against Pancreatic, Lung, Breast, and Prostate Cancer; in-vivo efficacy against Pancreatic Cancer in an animal model; in-vivo efficacy against Pancreatic Cancer-induced pain in an animal model; and in-vivo Pharmacokinetic and toxicity in animals to include vital organ and blood plasma concentrations after administration, major cytokine activity, renal function, blood chemistry/hematology, cellular morphology, Mitotic index, and Maximum Tolerated Dose. These tests, conducted in rats, will attempt to determine how much of the drugs can be administered safely, the effects of the drugs on metabolism and organs, and their effective doses for the respective purposes.

Competition

The biohealth business is highly competitive. Existing and future competitors may introduce products and services in the same markets we serve, and competing products or services may have better performance, lower prices, better functionality and broader acceptance than our products. This competition could result in increased sales and marketing expenses, thereby materially reducing our operating margins, and could harm our ability to increase, or cause us to lose, market share.

Most, if not all, of our current and potential competitors may have significantly greater resources or better competitive positions in certain product segments, geographic regions or user demographics than we do. These factors may allow our competitors to respond more effectively than us to new or emerging technologies and changes in market conditions.

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Our competitors may develop products, features or services that are similar to its own or that achieve greater acceptance, may undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. Certain competitors could use strong or dominant positions in one or more markets to gain competitive advantage us in its target market or markets. As a result, our competitors may acquire and engage customers or generate revenue at the expense of our own efforts.

Regulation of the Biohealth Business

In the United States, the drug, device and cosmetic industries have long been subject to regulation by various federal and state agencies, primarily as to product safety, efficacy, manufacturing, advertising, labeling and safety reporting. The U.S. Food and Drug Administration, or FDA, has broad regulatory powers. Extensive testing and documentation is required for FDA approval of new drugs and devices, increasing the expense of product introduction. Significant expenses are also evident in major markets outside of the United States.

The costs of human health care have been and continue to be a subject of study, investigation and regulation by governmental agencies and legislative bodies around the world. In the United States, attention has been focused on drug prices and profits and programs that encourage doctors to write prescriptions for particular drugs, or to recommend, use or purchase particular medical devices. The regulatory agencies under whose purview Impact BioMedical may operate in the future have administrative powers that may subject partners to whom Impact BioMedical licenses products to actions such as product withdrawals, recalls, seizure of products and other civil and criminal sanctions.

In addition, business practices in the health care industry have come under increased scrutiny, particularly in the United States, by government agencies and state attorneys general, and resulting investigations and prosecutions carry the risk of significant civil and criminal penalties.

Partners to whom we license products in the future may need to rely on global supply chains, and production and distribution processes, that are complex, subject to increasing regulatory requirements, and may be faced with unexpected changes that may affect sourcing, supply and pricing of materials used in products which we have or will develop. These processes also are subject to lengthy regulatory approvals.

Share Exchange Transaction

On August 21, 2020, we closed on a Share Exchange Agreement by and among DSS, DSS BioHealth Security, Inc. (“DSS BioHealth”), Alset International Ltd. (formerly Singapore eDevelopment Ltd.), and Global Biomedical Pte Ltd. (“GBM”), pursuant to which we became a wholly-owned subsidiary of DSS BioHealth. Shortly after closing, Frank D. Heuszel, Jason Grady and John Thatch were appointed directors, and Mr. Heng Fai Ambrose Chan remained on the Board of Directors and appointed Chief Executive Officer, Mr. Heuszel was appointed President, Mr. Grady was appointed Chief Operating Officer and Todd Macko was appointed Secretary and Treasurer, replacing the officers and directors who resigned in connection with the share exchange.

Mr. Chan is the Chief Executive Officer and largest shareholder of Alset International Ltd., as well as the Chairman of the Board and largest shareholder of the DSS.

Limited Operating History

There is no historical financial information about us upon which to base an evaluation of our performance. As of the date of this report, we have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays our research, testing and marketing efforts or wider economic downturns.

Corporate Information

Impact BioMedical, Inc. is a Nevada corporation and was incorporated in October 2018. Our principal executive offices are located at 200 Canal View Boulevard, Suite 104, Rochester, New York 14623. Our telephone number is +1-585-325-3610. Our website address is https://www.impbio.com./ Our website and the information contained thereon, or connected thereto, does not and will not constitute part of this Prospectus or the Registration Statement on Form S-1 of which this Prospectus is a part.

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MANAGEMENT

Officers and Board of Directors Following the Distribution

Under Nevada law, the business and affairs of the Company is managed under the direction of our Board. Our Amended and Restated Articles of Incorporation provide that the number of directors may be fixed by our Board from time to time. Members of the Board are elected and serve for one year terms or until their successors are elected qualify. The following sets forth information regarding individuals who are currently officers and directors in office and are expected to continue to serve in their positions after the Distribution (ages as of    , 2021):

Name	Age	Position
Heng Fai Ambrose Chan	75	Chief Executive Officer and Chairman of the Board
Frank D. Heuszel	63	President and Director
Jason Grady	45	Chief Operating Officer and Director
Todd D. Macko	48	Secretary and Treasurer
Mark Suseck	60	Chief Business Officer
John “JT” Thatch	58	Director
Dr. Elise Brownell		Director

Biographical and certain other information concerning the Company’s officers and directors is set forth below. There are no familial relationships among any of our directors. Except as indicated below, none of our directors is a director in any other reporting companies. None of our directors has been affiliated with any company that has filed for bankruptcy within the last ten years. We are not aware of any proceedings to which any of our directors, or any associate of any such director is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries. Each executive officer serves at the pleasure of the Board of Directors.

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Name	Age	Director/Officer Since	Principal Occupation or Directorships
Heng Fai Ambrose Chan	75	2017	Heng Fai Ambrose Chan has served as the Chief Executive Officer of the Company since August 2020 and as a Chairman of the Board since its formation in April 2017. Prior to his appointment as Chief Executive Office, he was President of the Company. Mr. Chan is currently a director of DSS, a position he has held since February 12, 2017 and became Chairman of the Board of Directors of DSS on March 27, 2019. He has also served as an officer of the DSS’s wholly-owned subsidiary, DSS International Inc., since July of 2017. Mr. Chan is an expert in banking and finance, with years of experience in the industry. Mr. Chan has restructured 35 companies in various industries and countries in the past 40 years. Mr. Chan currently serves as the Chief Executive Officer of Alset International Ltd. (ALSE), a publicly traded company on the Singapore Stock Exchange, and former parent company of the Company. He also serves as a director of BMI Capital Partners International Ltd., a wholly-owned subsidiary of ALSE. Mr. Chan also serves on the board of Holista CollTech Limited, a publicly traded company listed on the Australian Securities Exchange. Mr. Chan formerly served as (i) Managing Chairman of Heng Fai Enterprises Limited (now known as ZH International Holdings Limited) which trades on the Hong Kong Stock Exchange; (ii) the Managing Director of SGX Catalist-listed SingHaiyi Group Ltd., which under his leadership, transformed from a failing store-fixed business provider with net asset value of less than $10 million into a property trading and investment company and finally to a property development company with net asset value over $150 million before Mr. Chan ceded controlling interest in late 2012; (iii) the Executive Chairman of China Gas Holdings Limited, a formerly failing fashion retail company listed on the Hong Kong Stock Exchange, which under his direction, was restructured to become one of the few large participants in the investment in and operation of city gas pipeline infrastructure in China; (iv) a director of Global Med Technologies, Inc., a medical company listed on NASDAQ engaged in the design, development, marketing and support information for management software products for healthcare-related facilities; (v) a director of Skywest Limited, an ASX-listed airline company; and (vi) the Chairman and Director of American Pacific Bank. In 1987, Mr. Chan acquired American Pacific Bank, a full-service U.S. commercial bank, and brought it out of bankruptcy. He recapitalized, refocused and grew the bank’s operations. Under his guidance it became a NASDAQ-listed high asset quality bank with zero loan losses for over five consecutive years before it was ultimately bought and merged into Riverview Bancorp Inc. Mr. Chan’s international business contacts and experience qualifies him to serve on our Board of Directors.

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Frank D. Heuszel	64	2020	Frank Heuszel has served as a director and President of the Company since August 2020. Since April 11, 2019, he has served as the Chief Executive Officer of DSS since April 11, 2019, DSS’s Interim Chief Financial Officer from April 2019 to October 2020, and a director of DSS since July 30, 2018. Mr. Heuszel has extensive expertise in a wide array of strategic, business, turnaround, and regulatory matters across several industries as a result of his executive management, educational, and operational experience. Prior to joining DSS, Mr. Heuszel had a very successful career in commercial banking. For over 35 years, Mr. Heuszel served in many senior executive roles with major US and international banking organizations. As a banker Mr. Heuszel has served as General Counsel, Director of Special Assets, Credit Officer, Chief Financial Officer and Auditor. Mr. Heuszel also operated a successful law practice focused on the litigation, corporate restructures, and merger and acquisitions, and collections. In addition to being an attorney and executive manager, Mr. Heuszel is also a Certified Public Accountant (retired), and a Certified Internal Auditor. Mr. Heuszel graduated from The University of Texas at Austin and from The South Texas College of Law, Houston.

Jason Grady	45	2020	Jason Grady has been Chief Operating Officer and a director of the Company since August 2020. Since August of 2019 he has served as Chief Operating Officer of DSS and,, from July 2018, Mr. Grady has also served as President of Premier Packaging Corporation, a multi-division folding carton and security packaging company and wholly-owned subsidiary of the Company. From April 2010 through July 2018, Mr. Grady served as the DSS’s Vice President of Sales. As COO, Mr. Grady’s role includes the operational management of multiple divisions, advising the direction of each of the company’s newly-formed subsidiaries, and the research and development of emerging market opportunities across diverse business operations. Mr. Grady’s roles have included strategic leadership and driving key initiatives that include re-engineering sales organizations, new business development, international sales, sales management and corporate marketing. He was responsible for the overall management of multi-divisional sales including anti-counterfeit & authentication solutions, enterprise security software technologies, and document security printing. Prior to his success at DSS, Mr. Grady served as Vice President of Marketing for the Parlec Corporation, a multi-market machine tool manufacturer, as the Director of Business Development for Berlin Packaging Corporation, a custom ridged box and folding carton manufacturer, and as a sales and marketing executive for OutStart, Inc. an enterprise e-learning software company. Mr. Grady obtained an undergraduate degree in Marketing and Communications and a Masters Degree in Business Administration from the Rochester Institute of Technology.

Mark Suseck	60	2021	Mr. Mark Suseck joined the Company has the Chief Business Officer in January 2021 and has profit & loss experience in leading biotech, medical device and pharmaceutical businesses, including in both large diversified healthcare companies (e.g. Johnson & Johnson, sanofi-aventis) and private equity and start-up organizations. In addition, Mr. Suseck has skill and experience in product development and launch, setting go-to market strategy, defining performance measures, and leading implementation to deliver results in sales and marketing, new product development, and business development. His experience also includes fund raising and developing business growth and expansion strategies through organic development and licensing and acquisitions including integration and alliance management. Mr. Suseck obtained an undergraduate degree in economics from Rutgers College, including a minor in education and philosophy, has completed Executive Management Program in residence at the University of Michigan Business School and holds Six Sigma Black Belt and Digital Marketing & Customer Relationship management certifications.

Todd D. Macko	48	2021	Todd D. Macko has been Secretary and Treasurer of the Company since January 2021. Mr. Macko was promoted to Interim Chief Financial Officer of DSS effective October 28, 2020. Mr. Macko previously served as the Vice President of Finance of DSS. As the Vice President of Finance, Mr. Macko’s responsibilities included assisting DSS’s Interim Chief Financial Officer in all aspects of financial and regulatory reporting. In addition, his responsibilities included the day-to-day management of the Company’s Accounting and Finance team and the financial leadership in the directing and improving of the accounting, reporting, audit, and tax activities. Prior to his role as Vice President of Finance for the Company, Mr. Macko joined the wholly owned subsidiary of DSS, Premier Packaging Corporation in January 2019, as its Vice President of Finance. Mr. Macko is a Certified Public Accountant with over 25 years of public and corporate financial management, business leadership and corporate strategy. Mr. Macko brings a wealth of experience with strengths in financial planning and analysis, business process re-engineering, budgeting, merger and acquisitions, financial reporting systems, project evaluation and treasury and capital management. Prior to joining the Company, Mr. Macko served as the Corporate Controller for Baldwin Richardson Foods, a leading custom ingredients manufacturer for the food and beverage industry from November 2015 until January 2019. Prior to that, Mr. Macko served as the Controller for The Outdoor Group, LLC., Genesis Vision, Inc., Complemar Partners, Inc., and Level 3 Communications, Inc. Mr. Macko obtained is Bachelor of Science in Accounting from Rochester Institute of Technology.

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John Thatch	58	2020	John Thatch has served as a director of the Company since August 2020. Since May 9, 2019 he has been director of DSS and as Lead Independent Director of DSS since December 9, 2019. Mr. Thatch is an accomplished professional and entrepreneur who has started, owned and operated several businesses in various industries and in both the public and private arena. The industries in which his companies have operated include the service, retail, wholesale, education, finance, real estate management and technology industries. Since March 2018, Mr. Thatch has served as the Chief Executive Officer and a director of Sharing Services Global Corporation, a publicly traded holding company focused in the direct selling and marketing industry. He is also a principal owner of Superior Wine & Spirits, a Florida-based company that imports, wholesales and distributes wine and liquor throughout the State of Florida. He has been involved in this business venture since February of 2016. Mr. Thatch served as Chief Executive Officer of Universal Education Strategies, Inc. from January 2009 - January 2016, an organization consisting of six companies that specialized in the development and sales of educational products and services. From 2000 - 2005, he was the Chief Executive Officer of Onscreen Technologies, Inc., currently listed on NASDAQ as CUI Global, Inc., a global leader in the development of cutting-edge thermal management technologies for integrated LED technologies, circuits and superconductors. Mr. Thatch was responsible for all aspects of the company including board and shareholder communications, public reporting and compliance with Sarbanes-Oxley, structuring and managing the firm’s financial operations, and expansion initiatives for all corporate products and services. Mr. Thatch’s public company financial and management experience in the strategic growth and development of various companies qualify him to Board serve on the Company’s Board of Directors.

Dr. Elise Brownell		2021	Dr. Elise Brownell has served as a director of the Company since January 2021. Dr. Brownell has more than 20 years of biotechnology and pharmaceutical project management experience with a proven track record of advancing programs through clinical development. She serves as a Life Sciences entrepreneurial advisor for ASTIA, the nation’s premier entrepreneurial organization focused on women-led businesses. Dr. Brownell is also a member of the Editorial Advisory Board for Contract Pharma Magazine, and previous Chair of the Leaders Network program of Women in Consulting. She is the co-founder of ZephyrBiotech, LLC, a project management firm dedicated to advancing therapeutic candidates through development to key inflection points for clients. Earlier, Dr. Brownell was a founding member, head of project management and senior director of Aerovance, Inc., a venture-backed biotechnology company spun out from Bayer Healthcare, where she created and managed effective team processes to bring product candidates into full scale clinical Phase 1 and 2 development. Prior to Aerovance, Dr. Brownell acted as head of project management for Bayer’s Biotechnology Unit, where she integrated project strategies to meet therapeutic and market needs. Other roles included building and negotiating partnerships with third parties to support development programs, leading research teams through early bench-to-clinic development phases, as well as entrepreneurial investment experience with Angel’s Forum. Dr. Brownell received her M.S., M.Phil. and Ph.D. in biology from Yale University and her B.S. in biology from Allegheny College.

Corporate Governance

The Board of Directors of the Company plans to adopt corporate governance guidelines that serve as a flexible framework within which our Board of Directors and its committees operate. These guidelines will cover a number of areas including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board and Chief Executive Officer, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning.

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Committees of Our Board

We presently do not have any committee of our Board. Currently, our full Board serves as the audit committee and approves, when applicable, the appointment of auditors and the inclusion of financial statements in our periodic reports.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors is primarily responsible for overseeing our risk management processes on behalf of our Company. The Board of Directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The Board of Directors focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our Company are consistent with the board’s appetite for risk. While the board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

Legal Proceedings

None of directors and executive officers has been involved in legal proceedings that would be material to an evaluation of our management.

Compensation of Directors

The Company has not paid any compensation to any directors since inception.

Stock Ownership of Directors and Executive Officers

See “Security Ownership of Certain Beneficial Owners and Management.”

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EXECUTIVE COMPENSATION

The Company has not paid any compensation to any name executive officers or directors since inception.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

DSS currently beneficially owns 100% of all of our Common Stock. After the Distribution, DSS will own approximately __% of the outstanding shares of our Common Stock. The following table provides information with respect to the expected beneficial ownership of our Common Stock after giving effect to the Distribution by:

(i)	each person or entity that we believe, based on the assumptions described below, will be a beneficial owner of more than 5% of our outstanding Common Stock following the Distribution;

(ii)	each person who we expect will serve as a director following the Distribution and each named executive officer; and

(iii)	all our expected directors and executive officers following the Distribution as a group.

Except as otherwise noted in the footnotes below, we based the share amounts on each person’s or entity’s existing beneficial ownership of our Common Stock and the number to be distributed to holders of DSS Common Stock at the distribution ratio of 4-1 shares of our Common Stock for each share of DSS Common Stock.

To the extent our directors and officers own DSS Common Stock at the time of the Distribution, they will participate in the Distribution on the same terms as other holders of DSS Common Stock, except for holders of any Affiliate Shares.

Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities. The address of all of the officers and directors listed in the table below are in the care of Impact BioMedical, Inc., 200 Canal View Boulevard, Suite 104, Rochester, New York 14623, unless otherwise indicated.

As of ____, there were ____shares of our Common Stock issued and outstanding. The actual number of shares of our Common Stock outstanding following the Distribution will depend on the number of shares eliminated as a results of the cash out of fractional shares.

Name of Beneficial Owner	Number of Shares Beneficially Owned Before Distribution	Percentage of Shares Beneficially Owned Before Distribution	Number of Shares Beneficially Owned After Distribution	Percentage of Shares Beneficially Owned After Distribution
5% or More Stockholders
Document Security Systems, Inc.
Directors and Executive Officers
Heng Fai Ambrose Chan
John Thatch
Frank D. Heuszel
Mark Suseck
Jason Grady
Dr. Elise Brownell
All officers and directors as a group (6 persons)

(1)	DSS indirectly owns the shares through DSS BioHealth, Inc., its wholly-owned subsidiary,

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On August 21, 2020, DSS completed its acquisition of the Company, pursuant to a Share Exchange Agreement by and among DSS, DSS BioHealth, Alset International Ltd. (formerly Singapore eDevelopment Ltd.), and Global Biomedical Pte Ltd. (“GBM”) (the “Share Exchange”). Under the terms of the Share Exchange, DSS issued 483,334 shares of the DSS Common Stock nominally valued at $6.48 per share, and 46,868 newly issued shares of the DSS Series A Convertible Preferred Stock (“Series A Preferred Stock”), with a stated value of $46,868,000, or $1,000 per share, for a total consideration valued at $50 million. As a result of the Share Exchange, Impact BioMedical became a wholly-owned subsidiary of DSS BioHealth, DSS’s wholly-owned subsidiary.

Heng Fai Ambrose Chan, Chairman of the Board of the Company, is the Chief Executive Officer and largest shareholder of Alset International Ltd., as well as the Chairman of the Board and largest shareholder of DSS.

Prior to the execution of the Share Exchange Agreement, our ownership of a suite of antiviral and medical technologies was valued at $382 million through a required independent valuation that was completed by Destum Partners. Because the valuation was higher than the previously agreed value, the purchase price was capped at a value of $50 million, pursuant to the terms of the Share Exchange Agreement.

Our research and development efforts are headed GRDG Sciences, LLC (“GRDG”), and its founder Mr. Daryl Thompson. Mr. Thompson serves as Director of Scientific Initiatives in Global BioLife Inc. (“Global BioLife”). GRDG also maintains an equity position in several of the Company’s subsidiaries. For services provided by GRDG, Global BioLife pays GRDG $35,000 per month.

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DESCRIPTION OF OUR CAPITAL STOCK

General

Our Amended and Restated Articles of Incorporation authorizes us to issue up to 1,400,000,000 shares of Common Stock, $0.001 par value per share, and 100,000,000 shares of preferred stock, par value $0.001 per share. As of September 30, 2020, there were 125,073,621 shares of our Common Stock and no shares of preferred stock issued and outstanding.

Common Stock

Voting Rights

Subject to the rights of holders of any then-outstanding preferred stock, each holder of our Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our Amended and Restated Articles of Incorporation, our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividend Rights

Subject to the rights of holders of any then-outstanding preferred stock, the holders of our Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. We do not anticipate paying any cash dividends in the foreseeable future.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Preemptive or Similar Rights

Holders of Common Stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

No shares of preferred stock are currently outstanding. We have no present plans to issue any shares of preferred stock.

Limitations of Liability and Indemnification Matters

Our Amended and Restated Articles of Incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for intentional misconduct, fraud or a knowing violation of law.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is V Stock Transfer, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219 and the telephone number is (800) 937-5449.

No Listing

Our Common Stock is not listed on any securities exchange.

32

LEGAL MATTERS

The validity of our Common Stock to be distributed in the Distribution will be passed upon for the Company by Sichenzia Ross Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements of Impact BioMedical Inc. and subsidiaries as of and for the years ended December 31, 2019 and 2018, incorporated in this prospectus by reference to DSS’s Amendment No. 1 filed on June 9, 2020 to the Current Report on Form 8-K dated April 27, 2020, have been audited by Turner, Stone & Company, L.L.P., an independent registered public accounting firm, as stated in its report incorporated by reference herein, and have been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register the shares of our Common Stock to be distributed in the Distribution. The term registration statement means the original registration statement and any and all amendments thereto, including the exhibits and schedules to the original registration statement and any amendments. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement, along with the exhibits and schedules filed therewith, may be inspected without charge at the SEC’s Internet website. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

The information contained on or accessible through our website or the SEC’s website shall not be deemed to be a part of this Prospectus or the Registration Statement on Form S-1, of which this Prospectus is a part.

We have not authorized anyone to give any information or make any representation about the Distribution or of the Company that is different from, or in addition to, that contained in this Prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this Prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Prospectus does not extend to you. The information contained in this Prospectus speaks only as of the date of this Prospectus unless the information specifically indicates that another date applies

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus is part of the registration statement, but the registration statement includes and incorporates by reference additional information and exhibits. The Securities and Exchange Commission permits us to “incorporate by reference” the information contained in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed.

We are incorporating by reference the following documents that we have filed with the SEC (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules):

●	Document Security Systems, Inc.’s Current Reports on Form 8-K filed with the SEC on August 27, 2020 as amended on Form 8-K/A filed with the SEC on November 6, 2020.

33

INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS

Impact BioMedical Inc and Subsidiaries

September 30, 2020 (Unaudited)

F-1

Impact BioMedical Inc and Subsidiaries

Consolidated Balance Sheets

	September 30, 2020	December 31, 2019
ASSETS
Cash	$72,377	$108,731
Prepaid expenses, related party	35,000	30,700
Total assets	$107,377	$139,431

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current iabilities:
Accounts payable	$32,664	$7,021
Note payable, related party	47,168	-
Total current liabilities	79,832	7,021

Commitments and contingencies Note 7

Stockholders’ equity
Common Stock, $0.001 Par Value: 400,000,000 shares authorized, 125,073,621 and 9,000 Issued and Outstanding as of September 30, 2020 and December 31, 2019, repsectively presented retroactively after 9:1 Stock Split on July 28, 2020	125,074	9
Additional Paid In Capital	1,933,427	1,732,582
Accumulated Deficit	(2,019,494)	(1,646,208)
Total stockholders’ equity	39,007	86,383
Non-controlling interest in subsidiary	(11,462)	46,027
Total stockholders’ equity	27,545	132,410

Total liabilities and stockholders’ equity	$107,377	$139,431

See accompanying notes to the condensed consolidated financial statements

F-2

Impact BioMedical Inc and Subsidiaries

Consolidated Statements of Operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Costs and expenses:
Research & Development	$122,515	$79,457	$341,546	$260,671
Professional Services	51,981	28,238	186,838	77,259
Other General Expense	3,981	3,500	11,481	17,120
Total costs and expenses	178,477	111,195	539,865	355,050

Operating Loss	(178,477)	(111,195)	(539,865)	(355,050)

Other expense:
Loss from security investment by equity method	-	(17,359)	-	(30,169)
	-	(17,359)	-	(30,169)

Net loss	(178,477)	(128,554)	(539,865)	(385,219)

Loss attributed to noncontrolling interest	47,838	46,747	166,579	140,080

Net loss attributable to common stockholders	$(130,639)	$(81,807)	$(373,286)	$(245,139)

Net Loss Per Share - Basic and Diluted	$(0.00)	$(9.09)	$(0.00)	$(27.24)

Weighted Average Common Shares Outstanding - Basic and Diluted	125,073,621	9,000	83,537,561	9,000

See accompanying notes to the condensed consolidated financial statements

F-3

Impact BioMedical Inc and Subsidiaries

Consolidated Statements of Stockholders’ Equity (Deficit)

	Common Stock		Additional Paid-in	Accumulated	Non-controlling Interest in
	Shares	Amount	Capital	Deficit	Subsidiary	Total
Balance, December 31, 2019	9,000	$9	$1,732,582	$(1,646,208)	$46,027	$132,410

Proceeds from Shareholder			325,910		109,090	435,000
Issuance of Common Stock, net	125,064,621	125,065	(125,065)			-
Net Loss				(373,286)	(166,579)	(539,865)
Balance, September 30, 2020	125,073,621	$125,074	$1,933,427	$(2,019,494)	$(11,462)	$27,545

	Common Stock		Additional Paid-in	Accumulated	Non-controlling Interest in
	Shares	Amount	Capital	Deficit	Subsidiary	Total
Balance, December 31, 2018	9,000	$9	$1,183,127	$(1,191,772)	$(4,934)	$(13,570)

Proceeds from Shareholder			254,545		145,455	400,000
Net Loss				(245,139)	(140,080)	(385,219)
Balance, September 30, 2019	9,000	$9	$1,437,672	$(1,436,911)	$441	$1,211

See accompanying notes to the condensed consolidated financial statements

F-4

Impact BioMedical Inc and Subsidiaries

Consolidated Statements of Cash Flows

For the Nine Months Ended September 30,

	2020	2019

Cash Flows From Operating Activities
Net Loss	$(539,865)	$(385,219)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Loss from Investment on Security by Equity Method	-	30,169
Expense paid through note payable, related party	47,168	-
Changes in Operating Assets and Liabilities
Prepaid Expense	(4,300)	(558)
Accounts Payable	25,642	(37,448)
Net Cash Used in Operating Activities	(471,355)	(393,056)

Cash Flows From Investing Activities
Investment in Joint Venture	-	(36,000)
	-	(36,000)

Cash Flows From Financing Activities
Proceeds from Shareholders	435,001	400,000
	435,001	400,000

Net Decrease in Cash	(36,354)	(29,056)

Cash - Beginning of Year	108,731	35,375
Cash - End of Period	$72,377	$6,319

See accompanying notes to the condensed consolidated financial statements

F-5

IMPACT Biomedical, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Basis of Presentation

Nature of Operations

Impact BioMedical Inc (the “Company”) was incorporated in the State of Nevada as a for-profit company on October 16, 2018 and established a fiscal year end of December 31st. The Company issued 9,000 shares to Global BioMedical Pte. Ltd., which was wholly–owned by Alset International Limited (formally Singapore eDevelopment Limited), a multinational public company, listed on the Singapore Exchange Securities Trading Limited (“SGXST”). On March 31, 2020 the Company issued 125,064,621 shares of common stock to its sole shareholder Global BioMedical Pte. Ltd. On July 24, 2020, the Board approved the Stock Split, pursuant to which each share of the Company’s common stock issued and outstanding was split into nine shares of the Company’s common stock. The numbers of authorized common stock and issued and outstanding common stock in the reporting periods were retrospectively adjusted for the stock split.

On March 12, 2020 Alset International Limited (“Alset”), Global BioMedical Pte Ltd., Document Security Systems, Inc (“DSS”) and DSS BioHealth Security Inc. (“DSS BioHealth”) signed Term Sheets and subsequently on April 21, 2020, these four companies entered into Share Exchange Agreement, based on which Global BioMedical Pte Ltd. agreed to sell all of the issued and outstanding shares of the Company to DSS BioHealth in exchange for the combination of common and preferred shares of DSS. The Company’s Chairman, who is also the largest shareholder of Alset, at the time of the signing of the Share Exchange Agreement was the beneficial owner of approximately 18.3% of the outstanding shares of DSS and is the Chairman of the Board of Directors of DSS. On August 21, 2020, the transaction was concluded and the Company became a direct wholly owned subsidiary of DSS BioHealth.

The Company is committed to both funding research and developing intellectual property portfolio. Global BioLife, Inc. (“Global BioLife”), one of the Company’s subsidiaries and the main operating company of the group, focuses on research in three main areas: (i) development of a universal therapeutic drug platform; (ii) a new sugar substitute; and (iii) a multi-use fragrance. Global BioLife established a joint venture, Sweet Sense, Inc. (“Sweet Sense”), with Quality Ingredients, LLC for the development, manufacture, and global distribution of the new sugar substitute and owns 50% of Sweet Sense. On November 8, 2019, the Company purchased 50% of Sweet Sense, Inc. from Quality Ingredients, LLC for $91,000. Sweet Sense is now an 81.8% owned subsidiary of the Company.

Basis of Presentation and Principles of Consolidation

The accompanying unaudited consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and pursuant to the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (“SEC”) and on the same basis as the Company prepares its annual audited consolidated financial statements. In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of such interim results.

The results for the consolidated statement of operations are not necessarily indicative of results to be expected for the year ending December 31, 2020 or for any future interim period. The consolidated balance sheet at September 30, 2020 has been derived from unaudited financial statements; however, it does not include all of the information and notes required by U.S. GAAP for complete financial statements. The accompanying consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2019 and notes thereto included in the Company’s audited report filed with the SEC via the Form 8K/A on June 8, 2020 by Document Security Systems, Inc.

There have been no material changes in the Company’s significant accounting policies to those previously disclosed in the Company’s audited financial statements.

F-6

IMPACT Biomedical, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The consolidated financial statements include all accounts of the entities as of the reporting period ending dates and for the reporting periods as follows:

Name of consolidated subsidiary	State or other jurisdiction of incorporation or organization	Date of incorporation or formation	Attributable interest as of September 30, 2020	Attributable interest as of December 31, 2019
Global BioMedical, Inc.	Nevada	April, 18, 2017	90.9%	90.9%
Global BioLife, Inc.	Nevada	April 14, 2017	63.6%	63.6%
Biolife Sugar, Inc	Nevada	April 23, 2018	63.6%	63.6%
Happy Sugar Inc	Nevada	August 17, 2018	63.6%	63.6%
Sweet Sense Inc.	Nevada	April 30, 2018	81.8%	81.8%
SeD BioLife International, Inc.	Nevada	March 29, 2017	100%	100%
SeD BioMedical International Inc.	Nevada	March 13, 2017	100%	100%
Global Sugar Solutions Inc.	Nevada	November 7, 2019	80%	80%

All intercompany balances and transactions have been eliminated. Non–controlling interest represents the minority equity investment in the Company’s subsidiaries, plus the minority investors’ share of the net operating results and other components of equity relating to the non–controlling interest.

As of September 30, 2020, and December 31, 2019, the aggregate noncontrolling interest was a deficit of $11,462 and equity of $46,027, respectively, which are separately disclosed on the Consolidated Balance Sheets.

On March 12, 2020 Alset, Global BioMedical Pte Ltd., Document Security Systems, Inc (“DSS”) and DSS BioHealth Security Inc. (“DSS BioHealth”) signed Term Sheets and subsequently on April 27, 2020, these four companies entered into Share Exchange Agreement, based on which Global BioMedical Pte Ltd. agreed to sell all of the issued and outstanding shares of the Company to DSS BioHealth in exchange for the combination of common and preferred shares of DSS. The closing of this transaction was contingent upon DSS shareholders’ approval and all parties meeting the conditions of the Share Exchange Agreement. The Company’s Chairman, who is also the largest shareholder of Alset, at the time of the signing of the Share Exchange Agreement was the beneficial owner of approximately 18.3% of the outstanding shares of DSS and is the Chairman of the Board of Directors of DSS. On August 21, 2020, the transaction was closed and the Company became a direct wholly owned subsidiary of DSS BioHealth.

Note 2. Summary of Significant Accounting and Reporting Policy

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing the net income (loss) attributable to the common stockholders by weighted average number of shares of common stock outstanding during the period. Fully diluted earnings (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were no dilutive financial instruments issued or outstanding for the periods ended September 30, 2020 or December 31, 2019.

F-7

IMPACT Biomedical, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

On July 28, 2020, the Board approved the Stock Split, pursuant to which each share of the Company’s common stock issued and outstanding was split into nine shares of the Company’s common stock. The weighted average numbers of outstanding common stocks in the reporting periods were retrospectively adjusted for the stock split as 125,073,621 and 9,000 during the nine months ended September 30, 2020 and 2019, respectively.

Fair Value of Financial Instruments

For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of acquisition to be cash equivalents. There were no cash equivalents as of September 30, 2020 and December 31, 2019.

Investment in Securities Under Equity Method Accounting

BioLife Sugar, Inc. (“BioLife”), a subsidiary consolidated under the Company, entered into a joint venture agreement on April 25, 2018 with Quality Ingredients, LLC (“QI”). The agreement created Sweet Sense which is 50% owned by BioLife and 50% owned by QI. Management believes its 50% investment represents significant influence over Sweet Sense and accounts for the investment under the equity method of accounting. As of December 31, 2018, BioLife contributed $55,000 to the joint venture and recorded its proportionate share losses totaling $49,687 recorded as loss on investment in security by equity method in the Consolidated Statements of Operations. As of November 8, 2019, the total investment in joint venture was equal to $91,000 and the proportionate losses totaled $90,00 from the inception of the joint venture.

On November 8, 2019, the Company purchased 50% of Sweet Sense from QI for $91,000. Consequently, Sweet Sense is now an 81.8% owned subsidiary of the Company, and therefore, is now consolidated into the consolidated financial statements.

Research and Development

Research and development costs are expensed as incurred. Total research and development costs were $341,546 and $260,671 for the nine months ended September 30, 2020 and 2019, respectively.

Income taxes

Deferred income tax assets and liabilities are determined based on the estimated future tax effects of net operating loss and credit carry-forwards and temporary differences between the tax basis of assets and liabilities and their respective financial reporting amounts measured at the current enacted tax rates. The Company records an estimated valuation allowance on its deferred income tax assets if it is more likely than not that these deferred income tax assets will not be realized.

The Company recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company has not recorded any unrecognized tax benefits. The Company’s policy is to recognize interest and penalties related to income taxes in income tax expense.

F-8

IMPACT Biomedical, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Subsequent Events

Subsequent events are events or transactions that occur after the balance sheet date but before the financial statements are available to be issued.

The Company’s financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before financial statements are available to be issued.

Recent Accounting Standards

The Financial Accounting Standards Board (FASB) issues various Accounting Standards Updates relating to the treatment and recording of certain accounting transactions. There are several new accounting pronouncements issued by FASB which are not yet effective. Each of these pronouncements, as applicable, has been or will be adopted by the Company. As of September 30, 2020, none of these pronouncements is expected to have a material effect on the financial position, results of operations or cash flows of the Company.

CARES Act

In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was signed into law in March 2020. The CARES Act lifts certain deduction limitations originally imposed by the Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”). Corporate taxpayers may carryback net operating losses (NOLs) originating between 2018 and 2020 for up to five years, which was not previously allowed under the 2017 Tax Act. The CARES Act also eliminates the 80% of taxable income limitations by allowing corporate entities to fully utilize NOL carryforwards to offset taxable income in 2018, 2019 or 2020. Taxpayers may generally deduct interest up to the sum of 50% of adjusted taxable income plus business interest income (30% limit under the 2017 Tax Act) for 2019 and 2020. The CARES Act allows taxpayers with alternative minimum tax credits to claim a refund in 2020 for the entire amount of the credits instead of recovering the credits through refunds over a period of years, as originally enacted by the 2017 Tax Act.

In addition, the CARES Act raises the corporate charitable deduction limit to 25% of taxable income and makes qualified improvement property generally eligible for 15-year cost-recovery and 100% bonus depreciation. The enactment of the CARES Act did not result in any adjustments to our consolidated financial statements for the nine months ended September 30, 2020.

Note 3. Prepaid Expenses

Prepaid expenses for the nine months ended September 30, 2020 and year ended December 31, 2019 include mostly research and development fees paid to GRDG, a related party, in the amounts of $35,000 and $30,700, respectively.

Note 4. Debt

On September 30, 2020, the Company executed a Revolving Promissory Note (“Note”) with DSS, in the amount of $47,168. This Note accrues interest at a rate of 4.25% and is due in full at the maturity date of September 30, 2021. The revoloving nature of this Note permits for principal amounts borrowed to be repaid and reborrowed and may not exceed the Note commitment. In the case of default, at DSS’s option, (i) eighteen percent (18%) per annum, or (ii) such lesser rate of interest as Lender in its sole discretion may choose to charge; but never more than the Maximum Lawful Rate

F-9

IMPACT Biomedical, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 5. Stockholders’ Equity

On October 16, 2018, 9,000 shares of common stock were issued to Global BioMedical Pte. Ltd.

On November 21, 2018 the Company increased its authorized shares from 10,000 to 100,000,000 common shares with a par value of $0.001 per share. No preferred shares have been authorized or issued.

On March 31, 2020 the Company issued 125,064,621 shares of common stock to its sole shareholder Global BioMedical Pte. Ltd.

On July 28, 2020 the Company’s Board of Directors approved the total number of shares of stock this Corporation is authorized to issue shall be 500,000,000 shares. This stock shall be divided into two classes to be designated as Common Stock and Preferred Stock. The total number of authorized shares of Common Stock shall be 400,000,000 shares with par value of $.001 per share. Each share of Common Stock when issued, shall have one (1) vote on all matters presented to the stockholders. The total number of authorized shares of Preferred Stock shall be 100,000,000 shares with par value of $.001 per share. The board of directors shall have the sole authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series.

Note 6. Related Party Transactions

Research and Development Activities

Based on Shareholders Agreement entered into on April 26, 2017, the Company should fund the scientific operations of GRDG, a company involved in research and development of biomedical products and owned by Daryl Thompson, a director of many subsidiaries of the Company, to do the development and research works on the biomedical products for the Company. Initial monthly payments were agreed to be $20,994 plus any additional amounts that would be necessary and agreed by the Board of Directors. The monthly payments were adjusted for the increase in rent of GRDG office and general inflation. Current monthly payments approximate to $35,000. The Company incurred approximate expenses of $222,000 and $ 203,000 for the nine months ended September 30, 2020 and 2019, respectively. On September 30, 2020 and December 31, 2019, the Company owed this related party $0 and had prepaid monthly fees of $35,000 and $30,700, respectively.

Administrative and Accounting Services

SeD Development Management, LLC, an indirect subsidiary of Alset, provided administrative and accounting services to the Company and its subsidiaries. The Company incurred expenses of $0 and $3,000 for the nine months ended September 30, 2020 and 2019, respectively. On September 30, 2020 and December 31, 2019, the Company owed this related party $0. As of January 1, 2020, both parties agreed to stop paying the service fee.

Note 7. Commitments and Contingencies

Leases

At September 30, 2020, Impact BioMedical, Inc. had not entered any leases.

F-10

IMPACT Biomedical, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Royalty Agreement

On August 15, 2018, the Company entered into Royalty Agreement with Chemia Corporation (“Chemia”) pursuant to which Chemia transferred to the Company all of its right to 3F (Functional Fragrance Formulation). 3F consists of 3F Mosquito Repellant and 3F Anti-Viral formulations. Based on the Royalty Agreement, the Company should cover all the costs to prepare and finalize necessary patent application and other intellectual property related to 3F. Chemia agreed to support the Company in efforts leading to development of 3F intellectual property and it’s licensing. Based on Royalty Agreement any payments received from development, sales, licensing or transfer of 3F technology will be paid 50% to the Company and 50% to Chemia. On November 27, 2018, Company and Chemia signed an Addendum to Royalty Agreement (“Addendum”), according to which the Company granted Chemia a royalty-based limited license for purposes of making and selling fragrances embodying the 3F technology. Based on the Addendum, Chemia should pay the Company 5% of net sales in royalty. On November 8, 2019, both companies entered into Amendment no.1 to Royalty Agreement, based on which certain expenses bore by the Company towards patent application and licensing should be reimbursed to the Company before any royalty payments are made. As of September 30, 2020, and December 31, 2019 there were no reimbursements or royalties paid to the Company and the Company cannot be assured that Chemia’s efforts will end up in any future sales of the technology.

Note 8. Subsequent Events

Effective December 18, 2020, the Company entered into an exclusive distribution agreement (the “Distribution Agreement”) with BioMed Technologies Asia Pacific Holdings Limited (“BioMed”), a limited liability company incorporated in the British Virgin Islands focused on manufacturing natural probiotics, pursuant to which the Company will directly market, advertise, promote, distribute and sell certain BioMed products to resellers. The products to be distributed by the Company include BioMed’s PGut Premium Probiotics TM, PGut Allergy Probiotics TM, PGut SupremeSlim Probiotics TM, PGut Kids Probiotics TM, and PGut Baby Probiotics TM. Under the terms of the Distribution Agreement, the Company will have exclusive rights to distribute the products within the United States, Canada, Singapore, Malaysia, and South Korea and non-exclusive distribution rights in all other countries. In exchange, the Company agreed to certain obligations, including mutual marketing obligations to promote sales of the products. In connection with the Distribution Agreement, the Company also entered into a subscription agreement with BioMed (the “Subscription Agreement”), pursuant to which the Company agreed to purchase 525 ordinary shares of BioMed (the “Shares”) at a purchase price of HK$9,333.33 per share for total consideration of HK$4,900,000 (approximately US$630,000). The 525 ordinary shares obtained by the Company approximately a 5% equitable ownership of BioMed.

Effective January 1, 2021, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Nano9 LLC., a Utah limited partnership that specializes in the development and production of leading nano-sized health & wellness products utilizing proprietary nano technology. In exchange for $150,000, the Company obtained 10% equitable ownership.

On August 21, 2020, of Document Security Systems, Inc. (DSS) completed its acquisition of the Company, pursuant to that certain Share Exchange Agreement dated April 27, 2020, by and among the DSS, DSS BioHealth Security, Inc., Global Biomedical Pte Ltd., and Singapore eDevelopment Ltd. On August 27, 2020 the board of directors of DSS approved the issuance of a two-part stock dividend of shares of Impact BioMedical common stock (“Impact Shares”), $0.001 per share, to DSS’s shareholders, whereby for every one share of the DSS’s common stock held, the shareholder would be awarded a bonus of four Impact Shares (“Impact Dividend”). The Impact Dividend is subject to and conditioned upon the initial public offering (“IPO”) of Impact Shares. The Initial Tranche of two Impact Shares per one share of DSS Common Stock has been declared for all DSS shareholders of record as of the close of business September 7, 2020 and is payable upon the closing date of the IPO of Impact BioMedical.

F-11

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses in connection with the issuance and distribution of the securities to be registered. All of the fees set forth below are estimates except for the SEC registration fee and transfer and distribution agent fees and expenses:

Item	Amount
Registration Statement filing fee*
Accountants fees and expenses*
Legal fees and expenses*
Printing*
Transfer and distribution agent fees and expenses*
Miscellaneous*
Total*

*	To be furnished by amendment.

Item 14.	Indemnification of Directors and Officers.

Under the provisions of the Amended and Restated Articles of Incorporation of the Company, as amended, as of the date of this Registration Statement, the liability of directors and officers of the Company shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes (“NRS”). If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

Item 15.	Recent Sales of Unregistered Securities.

None

34

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

See the Exhibit Index immediately preceding the signature page hereto, which is incorporated by reference as if fully set forth herein.

(b)	Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in our consolidated financial statements or notes thereto.

Item 17.	Undertakings.

(a)	(1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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EXHIBIT INDEX

Exhibit Number	Exhibit Description
3.1	Amended and Restated Articles of Incorporation of Impact BioMedical, Inc. dated July 29, 2020

3.2	Certificate of Amendment to the Amended and Restated Articles of Incorporation of Impact BioMedical, Inc.

5.1*	Opinion of Sichenzia Ross Ference LLP

10.1

Share Exchange Agreement dated as of April 27, 2020, among Document Security Systems, Inc., DSS BioHealth Security, Inc., Singapore eDevelopment Limited and Global BioMedical Pte Ltd. (incorporated by reference to exhibit 10.1 to Form 8-K dated May 1, 2020)

21.1*	List of subsidiaries of Impact BioMedical, Inc.

23.1	Consent of Turner, Stone & Company L.L.P.

23.2*	Consent of Sichenzia Ross Ference LLP (included as part of Exhibit 5.1).

24.1	Powers of Attorney (included on signature page of this Registration Statement on Form S-1).

99.1	Impact BioMedical’s Audited Consolidated Financial Statements and the notes related thereto (incorporated by reference to exhibit 99.1 to Form 8-K/A dated June 8, 2020).

*	To be filed by amendment

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Rochester, on February 12, 2021.

IMPACT BIOMEDICAL, INC.

	By:	/s/ Frank D. Heuszel
	Name:	Frank D. Heuszel
	Title:	President
Dated: February 12, 2021

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank D. Heuszel, and each of them, with full power to act without the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and supplements to this registration statement and any registration statement related to the same offering as this registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and all documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents of each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Frank D. Heuszel
Frank D. Heuszel	President and Director	February 12, 2021

/s/ Heng Fai Ambrose Chan
Heng Fai Ambrose Chan	Chief Executive Officer (Principal Executive Officer) and Director	February 12, 2021

/s/ Todd D. Macko
Todd D. Macko	Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer	February 12, 2021

/s/ Jason Grady
Jason Grady	Chief Operating Officer and Director	February 12, 2021

/s/ John “JT” Thatch
John “JT” Thatch	Director	February 12, 2021

/s/ Dr. Elise Brownell
Dr. Elise Brownell	Director	February 12, 2021

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